EXHIBIT 10.15

TERM LOAN AND SECURITY AGREEMENT

by and among

CPG INTERNATIONAL I INC.

SCRANTON PRODUCTS INC.

AZEK BUILDING PRODUCTS, INC.

PROCELL DECKING INC.

as Borrowers

CPG INTERNATIONAL INC.

SANTANA PRODUCTS INC.

CPG SUB I CORPORATION

VYCOM CORP.

SANATEC SUB I CORPORATION

as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO

WACHOVIA BANK, NATIONAL ASSOCIATION

as Administrative Agent

WACHOVIA CAPITAL MARKETS, LLC

as Lead Arranger and Lead Bookrunner

Dated: February 29, 2008

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1
SECTION 2. CREDIT FACILITIES	38
2.1 Loans	38
2.2 Prepayments	39
2.3 Joint and Several Liability of Borrowers	41
SECTION 3. INTEREST AND FEES	44
3.1 Interest	44
3.2 Fees	45
3.3 Inability to Determine Applicable Interest Rate	45
3.4 Illegality	45
3.5 Increased Costs	46
3.6 Capital Requirements	46
3.7 Certificates for Reimbursement	46
3.8 Delay in Requests	46
3.9 Mitigation; Replacement of Lenders	47
3.10 Funding Losses	47
3.11 Maximum Interest	48
3.12 No Requirement of Match Funding	48
SECTION 4. CONDITIONS PRECEDENT	48
4.1 Conditions Precedent to Effectiveness of Agreement to Make the Loans	48
SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST	54
5.1 Grant of Security Interest	54
5.2 Exclusions from Collateral	56
5.3 Perfection of Security Interests	56
5.4 Control Collateral Held by Control Agent.	60
5.5 Intercreditor Provisions.	60
SECTION 6. COLLECTION AND ADMINISTRATION	60
6.1 Borrowers’ Loan Accounts	60
6.2 [Reserved]	60
6.3 Lenders’ Evidence of Debt	60
6.4 Register	61
6.5 [Reserved]	61
6.6 [Reserved]	61
6.7 Payments	61
6.8 Taxes	62
6.9 [Reserved]	65
6.10 Appointment of Borrower Agent as Agent for Requesting Loans and Receipts of Loans and Statements	65
6.11 Pro Rata Treatment	66
6.12 Sharing of Payments, Etc	66
6.13 [Reserved]	67
6.14 Obligations Several; Independent Nature of Lenders’ Rights	67
SECTION 7. COLLATERAL REPORTING AND COVENANTS	67
7.1 Collateral Reporting.	67

i

7.2 Accounts Covenants	67
7.3 Inventory Covenants	68
7.4 Equipment and Real Property	69
7.5 Power of Attorney	70
7.6 Right to Cure	70
7.7 Access to Premises	70
SECTION 8. REPRESENTATIONS AND WARRANTIES	71
8.1 Existence, Power and Authority	71
8.2 Name; State of Organization; Chief Executive Office; Collateral Locations	71
8.3 Financial Statements; No Material Adverse Effect	72
8.4 Priority of Liens; Title to Properties	72
8.5 Tax Returns	72
8.6 Litigation	73
8.7 Compliance with Other Agreements and Applicable Laws	73
8.8 Environmental Compliance	73
8.9 Employee Benefits	74
8.10 Bank Accounts	75
8.11 Intellectual Property	75
8.12 Subsidiaries; Affiliates; Capitalization; Solvency	76
8.13 Labor Disputes	76
8.14 Restrictions on Subsidiaries	77
8.15 Material Contracts	77
8.16 Payable Practices	77
8.17 OFAC	77
8.18 Accuracy and Completeness of Information	77
8.19 Survival of Warranties; Cumulative	78
8.20 Compliance with FCPA	78
8.21 Anti-Terrorism Laws.	78
8.22 Regulation H	78
8.23 Insurance.	78
8.24 Brokers’ Fees.	78
8.25 Use of Proceeds.	78
8.26 Margin Regulations.	79
8.27 Investment Company Act; etc.	79
8.28 Consummation of Acquisition.	79
SECTION 9. AFFIRMATIVE COVENANTS	79
9.1 Maintenance of Existence	79
9.2 New Collateral Locations	80
9.3 Compliance with Laws, Regulations, Etc	80
9.4 Payment of Taxes and Claims	81
9.5 Insurance	82
9.6 Financial Statements and Other Information	82
9.7 Compliance with ERISA	87
9.8 End of Fiscal Years; Fiscal Quarters	87
9.9 License Agreements	87
9.10 Additional Guaranties and Collateral Security; Further Assurances	88

9.11 Costs and Expenses	89
9.12 Collateral Access Agreements.	90
9.13 After Acquired Real Property.	90
9.14 Delivery of Reports.	90
9.15 Post-Closing Covenant.	90
SECTION 10. NEGATIVE COVENANTS	91
10.1 Sale of Assets, Consolidation, Merger, Dissolution, Etc	91
10.2 Encumbrances	93
10.3 Indebtedness	93
10.4 Investments	97
10.5 Restricted Payments	98
10.6 Transactions with Affiliates	101
10.7 Change in Business	102
10.8 Limitation of Restrictions Affecting Subsidiaries	102
10.9 Certain Payments of Indebtedness, Etc	103
10.10 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements	104
10.11 Inactive Subsidiaries; Parent Holding Company	104
10.12 Sale and Leasebacks	105
10.13 Designation of Designated Senior Debt	105
10.14 Foreign Assets Control Regulations, Etc	105
SECTION 11. FINANCIAL COVENANT	106
11.1 Maximum Senior Secured Leverage Ratio	106
SECTION 12. EVENTS OF DEFAULT AND REMEDIES	106
12.1 Events of Default	106
12.2 Remedies	108
SECTION 13. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW	111
13.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	111
13.2 Waiver of Notices	112
13.3 Amendments and Waivers	113
13.4 Waiver of Counterclaims	115
13.5 Indemnification	116
SECTION 14. THE AGENT	116
14.1 Appointment, Powers and Immunities	116
14.2 Reliance by Agent	117
14.3 Events of Default	117
14.4 Wachovia in Its Individual Capacity	118
14.5 Indemnification	118
14.6 Non-Reliance on Agent and Other Lenders	118
14.7 Failure to Act	119
14.8 [Reserved]	119
14.9 Concerning the Collateral and the Related Financing Agreements	119
14.10 [Reserved]	119
14.11 Collateral Matters	119
14.12 Agency for Perfection	121

14.13 Agent May File Proofs of Claim	121
14.14 Successor Agent	122
14.15 Legal Representation of Agent	122
14.16 Other Agent Designations	122
14.17 Intercreditor Agreement.	123
SECTION 15. TERM OF AGREEMENT; MISCELLANEOUS	123
15.1 Term	123
15.2 Interpretative Provisions	124
15.3 Notices	126
15.4 Partial Invalidity	127
15.5 Confidentiality	127
15.6 Successors	128
15.7 Assignments; Participations	129
15.8 Entire Agreement	132
15.9 USA Patriot Act	132
15.10 No Advisory or Fiduciary Responsibility	132
15.11 Counterparts, Etc	133

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Patriot Act Certificate
Exhibit C	Information Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Commitment Percentages
Exhibit F	Form of Officer’s Certificate
Schedule 1.35	Historical EBITDA

v

TERM LOAN AND SECURITY AGREEMENT

This Term Loan and Security Agreement (“Agreement”) dated February 29, 2008 is entered into by and among CPG International I Inc., a Delaware corporation (“CPG I”), Scranton Products, Inc., a Delaware corporation (“Scranton”), AZEK Building Products, Inc., a Delaware corporation (“AZEK”), Procell Decking Inc., a Delaware corporation (“Procell”, and together with CPG I, Scranton and AZEK, and any Subsidiaries that may become parties hereto after the date hereof as borrowers, each individually a “Borrower” and collectively, “Borrowers” as hereinafter defined), CPG International Inc., a Delaware corporation (“Parent”), Santana Products Inc., a Delaware corporation (“Santana”), CPG Sub I Corporation, a Delaware Corporation (“Sub I”), Vycom Corp., a Delaware corporation (“Vycom”) and Sanatec Sub I Corporation, a Delaware corporation (“Sanatec”, and together with Parent, Santana, Sub I, Vycom, and any Subsidiaries that are not Foreign Subsidiaries that may become parties hereto after the date hereof as guarantors, each individually a “Guarantor” and collectively “Guarantors” as hereinafter defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), Wachovia Bank, National Association, a national banking association, in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Lenders provide a term loan to Borrowers and each Lender is willing to (severally and not jointly) make such term loan and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment Percentage (as defined below) on the terms and conditions set forth herein and in the other Financing Agreements (as defined below), and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1      “ABL Agent” shall mean Wachovia, in its capacity as Agent under the ABL Credit Agreement and the other ABL Financing Agreements.

1.2      “ABL Credit Agreement” shall mean that certain Loan and Security Agreement dated as of February 13, 2008 as amended by that certain Amendment No. 1 dated as of the date hereof, by and among the Borrowers party thereto, the Guarantors party thereto, the ABL Lenders and the ABL Agent pursuant to which the ABL Lenders have agreed to provide revolving credit facilities to the Borrowers party thereto, as in effect on the date hereof and as amended or otherwise modified from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

1.3      “ABL Financing Agreements” shall have the meaning specified for the term “Financing Agreements” in the ABL Credit Agreement, each as in effect on the date hereof and as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

1.4      “ABL Lenders” shall mean those certain lenders and other financial institutions from time to time party to the ABL Credit Agreement.

1.5      “ABL Obligations” shall have the meaning specified for the term “Obligations” in the ABL Credit Agreement.

1.6      “ABL Priority Collateral” shall have the meaning specified for the term “ABL Priority Collateral” in the Intercreditor Agreement.

1.7        “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower or Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.8      “Acquired Business” shall have the meaning given such term in the definition of the term “Permitted Acquisitions” contained herein.

1.9        “Acquired Company” shall mean Creative Composite Products, Inc., a corporation incorporated under the laws of the Province of Ontario.

1.10    “Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of Parent or at the time it merges or consolidates with the Parent or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of a Borrower or such acquisition, merger or consolidation; provided, that, any Indebtedness of such Person that is extinguished, redeemed, defeased (other than through covenant defeasance), retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Subsidiary of Parent will not be Acquired Indebtedness.

1.11      “Acquisition” shall mean the purchase of the outstanding Equity Interests of the Acquired Company by AZEK Canada Inc. (formerly known as 2162771 Ontario Inc.), which is a wholly-owned subsidiary of AZEK.

1.12      “Acquisition Documents” shall mean (a) that certain Share Purchase Agreement dated as of February 8, 2008 by and among 2162771 Ontario Inc., as the purchaser, the Acquired Company, and the holders of all Equity Interests of the Acquired Company, as the sellers, and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as amended, modified, extended, restated, replaced, or supplemented from time to time.

1.13    “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.14    “AEA Group” shall mean, collectively, AEA Investors LLC, AEA Management (Cayman) Ltd., AEA Investors LP and their Affiliates.

1.15      “Affiliate” shall mean, with respect to a specified Person, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (a) to vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise. Notwithstanding the foregoing, none of Wachovia Capital Markets, LLC, Agent or any Lender shall be deemed an Affiliate of Parent or any of its Subsidiaries solely by reason of the relationship created by the Financing Agreements. Furthermore, for purposes of Sections 8 and 10 (other than Section 10.6) hereof, neither the limited partners participating in the AEA Group's investment programs nor any mezzanine or other debt investment funds managed by the AEA Group nor portfolio companies of the AEA Group shall constitute an Affiliate of Parent or any of its Subsidiaries.

1.16    “Agent” shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.17      “Applicable Margin” shall mean (a) for Loans that are Base Rate Loans a rate equal to the sum of (i) the Base Rate plus (ii) 4.00% and (b) for Loans that are Eurodollar Rate Loans a rate equal to the sum of (i) the Eurodollar Rate plus (ii) 5.00%.

1.18      “Approved Fund” shall mean any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that, such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

1.19    “Arranger” shall mean Wachovia Capital Markets, LLC, a Delaware limited liability company, in its capacity as lead arranger, and its successors and assigns hereunder.

1.20      “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of any Borrower, any Guarantor or any of their Subsidiaries, whether by sale, lease, transfer or otherwise, in each case in excess of $1,000,000, individually or in the aggregate for all such dispositions for any fiscal year. The term “Asset Disposition” shall not include the sale, lease or transfer of assets permitted by subsections (a), (c) through (f), (g) (except as otherwise stated in said subsection (g)), and (h) through (p) of the definition of Permitted Dispositions.

1.21    “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 15.7 hereof.

1.22    “Bank Product Provider” shall have the meaning set forth in the ABL Credit Agreement.

1.23    “Base Rate” shall mean, on any date, the greater of (a) the rate from time to time publicly announced by Wachovia, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent.

1.24    “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.

1.25  “Borrower Agent” shall mean CPG I in its capacity as Borrower Agent on behalf of itself and the other Borrowers and Guarantors pursuant to Section 6.10 hereof and its successors and assigns in such capacity.

1.26      “Borrowers” shall have the meaning set forth in the preamble hereto; each sometimes being referred to herein individually as a “Borrower”.

1.27	“Borrowing Base” shall have the meaning set forth in the ABL Credit Agreement.

1.28    “Borrowing Base Certificate” shall have the meaning set forth in the ABL Credit Agreement.

1.29    “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of Pennsylvania or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market.

1.30    “Capital Expenditures” shall mean with respect to any Person for any period the aggregate of all expenditures by such Person and its Subsidiaries made during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, other than the interest component of any Capitalized Lease Obligation (without duplication as to any period). No expenditures for assets purchased as part of a Permitted Acquisition will constitute Capital Expenditures for purposes hereof.

1.31    “Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with GAAP.

1.32    “Cash Dominion Event” shall have the meaning set forth in the ABL Credit Agreement.

1.33      “Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof; (b) marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody's; (c) commercial paper or other indebtedness maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from another nationally recognized rating service); (d) certificates of deposit, time deposits and Eurodollar time deposits or bankers' acceptances maturing within two years from the date of acquisition thereof and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (e) repurchase obligations for underlying securities of the types described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (iv) above or securities dealers of recognized national standing; (f) United States dollars, euros, pounds sterling and local currencies held by Foreign Subsidiaries from time to time in the ordinary course of business; (g) in the case of any investment by a Foreign Subsidiary or investments made in a country outside the United States of America, "Cash Equivalents" will also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or agency thereof) and (ii) other customarily utilized high-quality investments in the country where such Subsidiary is located or in which such investment is made; and (h) investments in money market funds or shares of investment companies that are registered under the Investment Company Act of 1940 that invest substantially all their assets in securities of the types described in clauses (a) through (g) above. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a), (b) and (f) above, provided, that, such amounts are converted into any currency listed in clauses (a), (b) and (f) above, as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

1.34    “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

1.35    “Change in Consolidated Working Capital” means for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

1.36    “Change of Control” shall mean the occurrence of any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Parent's assets (determined on a consolidated basis for Parent and its Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement), other than to the AEA Group and the Management Group; (b) the approval by the holders of Equity Interests of Parent or any Borrower, as the case may be, of any plan or proposal for the liquidation or dissolution of Parent or such Borrower, respectively (whether or not otherwise in compliance with the provisions of this Agreement); (c) any Person or Group, other than the AEA Group and the Management Group, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty (50%) percent of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (d) the replacement of a majority of the board of directors of Parent over a two-year period from the directors who constituted the board of directors of Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of Parent then still in office who either were members of any such board of directors at the beginning of such period or whose election as a member of any such board of directors was previously so approved; or (e) Parent at any time ceases to own, directly or indirectly, one hundred (100%) percent of the Equity Interests of any Borrower.

1.37	“Closing Date” shall mean the date of this Agreement.

1.38    “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.39    “Collateral” shall mean a collective reference to all real and personal property pledged to Agent pursuant to terms of the Financing Agreements or otherwise, including, without limitation, the Priority Collateral and the ABL Priority Collateral.

1.40    “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent (and if applicable, the ABL Agent) with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.41      “Commitment Percentage” shall mean, for each Lender, the percentage next to such Lender’s name on Exhibit E hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof.

1.42      “Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of: (a) Consolidated Net Income for such period; and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of Parent and its Subsidiaries paid or accrued in accordance with GAAP for such period, (ii) Interest Expense for such period, (iii) Consolidated Non-cash Items for such period less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP, (iv) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (v) up to (A) $1,500,000 each year payable to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the date hereof), (B) any transactional fees payable to the AEA Group pursuant to such Management Agreement and (C) reasonable expenses payable to the AEA Group pursuant to such Management Agreement (provided, that, the aggregate amounts for purposes of clauses (B) and (C) of this subsection (v) shall not exceed $1,500,000 each year). Notwithstanding the foregoing, the EBITDA of Parent and its Subsidiaries on a consolidated basis for each period set forth on Schedule 1.35 hereto shall be deemed to be the amount set forth on Schedule 1.35 hereto opposite such period.

1.43      “Consolidated Net Income” shall mean, with respect to Parent and its Subsidiaries for any period, the aggregate net income (or loss) of Parent and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that, there shall be excluded therefrom: (a) after-tax gains or losses from asset sales or abandonment or reserves relating thereto; (b) after-tax extraordinary or nonrecurring gains or losses and any unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges and including restructuring charges or reserves including costs related to closure of facilities), including any expenses, charges, gains or losses incurred in connection with any issuance of debt or equity; (c) the cumulative effect of a change in accounting principles; (d) the net income of any Person, other than Parent or a Subsidiary, except to the extent of cash dividends or distributions paid to Parent or to its Subsidiary by such Person; (e) in the case of a successor to Parent or any Borrower by consolidation or merger or as a transferee of the assets of Parent or such Borrower, as the case may be, any net income of the successor corporation prior to such consolidation, merger or transfer of assets; (f) the amortization of any premiums, fees or expenses incurred in connection with any Permitted Acquisition by Parent or any of its Subsidiaries of assets or Capital Stock or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with such acquisition) and 17 (including non-cash charges relating to intangibles and goodwill) to be recorded on Parent’s consolidated balance sheet, in each case in connection with such Permitted Acquisitions; (g) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards; (h) unrealized gains and losses with respect to Hedging Agreements or other derivative instruments pursuant to FASB 133, “Accounting for Derivative Instruments and Hedging Activities”, or otherwise; (i) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, including, without limitation, the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments; (j) fees, costs and expenses incurred by Parent or any of its Subsidiaries during any period in connection with any acquisition by Parent or any of its Subsidiaries (including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with such acquisition, as well as bonus payments paid to employees in connection with such acquisition); (k) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments or amortization or write-off of deferred financing fees and any expenses of bridge or other financing fees; and (l) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141.

1.44      “Consolidated Non-cash Items” shall mean, for any period, the aggregate depreciation, amortization and all other non-cash expenses of Parent (including, without limitation, charges related to the impairment of intangibles) and its Subsidiaries reducing Consolidated Net Income of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any period).

1.45      “Consolidated Working Capital” means at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness under the ABL Credit Agreement and deferred taxes recorded as liabilities), in each case determined on a consolidated basis for the Parent and its Subsidiaries.

1.46	“Control Agent” shall have the meaning provided in the Intercreditor Agreement.

1.47      “Control Collateral” shall have the meaning provided in the Intercreditor Agreement.

1.48      “Debt Issuance” shall mean the issuance of any Indebtedness by any Borrower or Guarantor or any of their Subsidiaries (excluding any Equity Issuance or any Indebtedness of any Borrower or Guarantor or their Subsidiaries permitted to be incurred pursuant to Section 10.3 hereof (other than to the extent set forth in clause (k) thereof)).

1.49    “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.50    “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Agreement and such default remains uncured, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

1.51    “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent (and if applicable, the ABL Agent or the Control Agent), any Borrower or any Guarantor that is the customer of the bank with respect to a deposit account at such bank and such bank, which, if required hereunder, is sufficient to perfect the security interests of Agent therein and provides such other rights with respect thereto as Agent requires.

1.52    “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

(a)       matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)       is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or

(c)       is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is six (6) months after the Maturity Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full in cash of all of the Obligations.

1.53      “Engagement Letter” shall mean the letter agreement dated February 14, 2008, addressed to Parent from Wachovia and Arranger, as amended, modified, extended, restated, replaced, or supplemented from time to time.

1.54      “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is an Approved Fund, and in each case is approved by Agent (provided, that, subject to Section 15.7, so long as no Event of Default exists or has occurred and is continuing, such person shall not include any person that has been designated in writing by Borrower Agent to Agent prior to the date hereof as unacceptable); and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, such approval not to be unreasonably withheld, conditioned or delayed, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate (other than any Sponsor Affiliated Lender or an Affiliate of a Sponsor Affiliated Lender) of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent and Required Lenders may otherwise specifically agree.

1.55      “Environmental Laws” shall mean all foreign, Federal, State, Provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, binding judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials as now or may at any time be in effect during the term of this Agreement.

1.56      “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or leased and including embedded software that is licensed as part of such computer equipment), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.57      “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

1.58    “Equity Issuance” shall mean any public offering by any Borrower or Guarantor or any Subsidiary pursuant to a registration statement under the Securities Act (other than a registration statement on Form S-8 (or any successor form)) to any Person which is not a Borrower or Guarantor of (a) shares of its capital stock (including, without limitation, any issuance of shares of its capital stock pursuant to the exercise of options or warrants or pursuant to the conversion of any debt securities to equity) or (b) warrants or options that are exercisable for shares of its capital stock.

1.59      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.60      “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.61      “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $2,500,000.

1.62      “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.63	“Event of Default” shall have the meaning specified in Section 12.1 hereof.

1.64      “Excess Availability” shall have the meaning set forth in the ABL Credit Agreement.

1.65      “Excess Cash Flow” shall mean, with respect to any fiscal year of the Parent, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period plus (b) all cash extraordinary or nonrecurring gains excluded from the definition of Consolidated Net Income plus (c) the Change in Consolidated Working Capital for such period minus (d) Capital Expenditures for such period (to the extent paid in cash and not financed with purchase money Indebtedness) and cash consideration paid in connection with Permitted Acquisitions permitted hereunder minus (e) Scheduled Indebtedness Payments and other prepayments (accompanied, in the case of any revolving Indebtedness, by the permanent reduction of commitments in respect thereof) of Indebtedness permitted to be made by Section 10.9, in each case, made during such period minus (f) Interest Expense (excluding any Interest Expense associated with intercompany indebtedness) for such period minus (g) amounts paid in cash in respect of federal, state, local and foreign income taxes of Parent and its Subsidiaries with respect to such period minus (h) all cash extraordinary or nonrecurring losses excluded from the definition of Consolidated Net Income and other cash charges included in the definition of Consolidated EBITDA minus (i) Restricted Payments made in cash during such period to the extent permitted by Sections 10.5(g), (h), (i), (j) or (k) and not financed minus (j) Permitted Investments made during such period to the extent permitted by clauses (j), (s) or (t) of the definition of Permitted Investments and not financed.

1.66      “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.67	“Excluded Property” shall mean:

(a)	leased Real Property;

(b)       Real Property with a fair market value of less than (i) $500,000 for any individual property or (ii) $1,000,000 in the aggregate for all excluded Real Property other than any Real Property is adjacent to, contiguous with or necessary or related to or used in connection with any Mortgaged Property;

(c)       motor vehicles subject to certificates of title in accordance with applicable State law;

(d)       any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent's unconditional continuing security interests in and liens upon any rights or interests of a Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(e)       any Equipment which is, or at the time of a Borrower's acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including such interest giving rise to Capitalized Lease Obligations) permitted under clause (e) of the definition of the term Permitted Liens hereof if: (i) the valid grant of a security interest or lien to Agent in such item of Equipment is prohibited by the terms of the agreement between such Borrower and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (ii) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected;

(f)        the Capital Stock of any Subsidiary organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a "controlled foreign corporation" (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty five (65%) percent of all of the issued and outstanding shares of Capital Stock of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2);

(g)       trademark or servicemark applications that have been filed with the U.S. Patent and Trademark Office on the basis of an "intent-to-use" with respect to such marks, unless and until a statement of use or amendment to allege use is filed or any other filing is made or circumstances otherwise change so that the interests of any Borrower or Guarantor in such applications is no longer on an "intent-to-use" basis, at which time such applications shall automatically and without further action by the parties be subject to the security interests and liens granted by Borrowers or Guarantors to Agent hereunder.

1.68      “Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from tax refunds, proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.2, (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or (c) are, subject to the Intercreditor Agreement, required to be applied to reduce the ABL Obligations (and are so applied).

1.69      “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

1.70      “Financing Agreements” shall mean, collectively, this Agreement, the Pledge Agreement, the Guarantee and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements (including the Intercreditor Agreement) and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement.

1.71      “Fixed Charge Coverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for such twelve month period to (b) Fixed Charges for such twelve month period, in each case calculated on a Pro Forma Basis.

1.72      “Fixed Charges” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending in the last day of any fiscal quarter, the sum of (a) Interest Expense for such period plus (b) the amount of all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Borrower or any of its Subsidiaries (other than dividends paid in Equity Interests that are not Disqualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period.

1.73      “Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

1.74      “Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).

1.75      “Foreign Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America that is treated as a corporation for U.S. federal income tax purposes and any direct or indirect Subsidiary of a Foreign Subsidiary; sometimes being referred to herein collectively as “Foreign Subsidiaries”.

1.76      “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, unless otherwise agreed by Agent, for purposes of Section 11 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof, subject, however, in the case of determination of compliance with the financial covenant in Section 11, to the provisions of Section 15.2(h) hereof.

1.77      “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.78      “Guarantee” shall mean the guarantee dated as of the Closing Date executed by the Guarantors in favor of Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

1.79      “Guarantors” shall have the meaning set forth in the preamble hereto and include any other Person other than a Foreign Subsidiary that any time after the date hereof becomes a Guarantor; each sometimes being referred to herein individually as a “Guarantor”.

1.80      “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

1.81      “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.82      “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, and any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) entered into for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.83      “Inactive Subsidiary” shall mean, collectively, (a) each Subsidiary of Parent listed on Schedule 1.74 to the Information Certificate and (b) a Subsidiary of Parent designated in writing by Borrower Agent to Agent after the date hereof as an Inactive Subsidiary and agreed to by Agent, provided, that, (i) such Subsidiary so designated after the date hereof shall only be considered an Inactive Subsidiary to the extent that the representations with respect thereto set forth in Section 8.12(e) hereof are true and correct with respect thereto and Agent shall have received such evidence thereof as it may reasonably require and (ii) such Subsidiaries are sometimes referred to herein collectively as “Inactive Subsidiaries”.

1.84      “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Permitted Disposition (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) the principal portion of all Capitalized Lease Obligations of such Person, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is ninety-one (91) days after the Maturity Date and other Disqualified Equity Interests, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.

1.85      “Information Certificate” shall mean, collectively, the Information Certificate of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.86      “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.87      “Intercreditor Agreement” shall mean the intercreditor agreement by and among the Agent, the ABL Agent and the Control Agent and agreed to by Borrowers and Guarantors, providing for such parties' relative rights and priorities with respect to the assets and properties of Borrowers and Guarantors and related matters, as the same then exists or may thereafter be amended, modified, supplemented, extended, renewed, restated or replaced which shall be in form and substance satisfactory to Agent.

1.88      “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capital Lease for such period), and in any event, including, without limitation, (a) discounts in connection with the sale of any Accounts, (b) bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (c) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (d) the costs or fees for such period associated with Hedging Agreements to the extent not otherwise included in such total interest expense (excluding breakage costs incurred in connection with the termination of Hedging Agreements on or about the date hereof, if any).

1.89      “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3), or six (6) months duration (and, if acceptable to all Lenders, nine (9) or twelve (12) months duration) as any Borrower (or Borrower Agent on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Borrower Agent on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.90	“Interest Rate” shall mean,

(a)       as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(b)       as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

(c)       Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans plus two percent (2%) per annum, for the period from and after the date of the occurrence of an Event of Default but only for so long as such Event of Default is continuing.

1.91      “International” shall mean CPG International Holdings LP, a Delaware limited liability company, and its successors and assigns.

1.92      “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.93	“Investment” shall have the meaning set forth in Section 10.4 hereof.

1.94      “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent (and if applicable, ABL Agent or Control Agent), the applicable Borrower or Guarantor that is an account holder or customer (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such account holder or customer, that is sufficient to perfect the security interests of Agent therein and provides such other rights with respect thereto as Agent requires.

1.95      “Last Twelve Month Period” shall mean, as of any date, the twelve (12) most recent immediately preceding fiscal months for which Agent has received financial statements in accordance with Section 9.6.

1.96      “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 15.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.97	“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.98      “Loans” or “Term Loan” shall mean the term loan provided to or for the benefit of any Borrower pursuant to Section 2.1 hereof.

1.99      “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, , the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Successor Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Successor Page 3750 for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate for such comparable period shall be the arithmetic mean of all such rates. Notwithstanding the foregoing, for purposes of this Agreement, the London Interbank Offered Rate shall in no event be less than 3.25% at any time.

1.100    “Management Agreement” shall mean the Management Agreement, dated as of May 10, 2005, by and between AEA Investors LLC and CPG I, as amended pursuant to Amendment No. 1 to Management Agreement, dated as of May 1, 2006, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.101    “Management Group” means the group consisting of the directors, executive officers and other management personnel of any Borrower or any direct or indirect parent entity of any Borrower, as the case may be, on the date hereof, together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Borrower or any direct or indirect parent entity of any Borrower as applicable, was approved by a vote of a majority of the directors of such Borrower or any direct or indirect parent entity of such Borrower, as applicable, then still in office who were either directors on the date hereof or whose election or nomination was previously so approved and (b) executive officers and other management personnel of any Borrower or any direct or indirect parent entity of any Borrower, as applicable, hired at a time when the directors on the date hereof, together with the directors so approved, constituted a majority of the directors of such Borrower or any direct or indirect parent entity of such Borrower, as applicable.

1.102    “Material Adverse Effect” shall mean a material adverse effect on (a) business, assets, liabilities, results of operations, property or financial condition of the Parent and its Subsidiaries taken as a whole; (b) the ability of any Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Agreement or any of the other Financing Agreements or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Financing Agreements or the rights or remedies of the Agent or the Lenders hereunder or thereunder or the perfection or priority of any Lien in favor of the Agent.

1.103    “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $2,000,000 in any fiscal year (but excluding for this purpose contracts or other agreements for the purchase and sale of goods or services where the other party thereto has no obligation to purchase or sell such goods or services under such contract or other agreement) and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.104    “Maturity Date” shall mean February 28, 2011 unless accelerated sooner in accordance with the terms hereof.

1.105    “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

1.106    “Mortgaged Property” shall mean any owned Real Property of a Borrower or Guarantor listed in the Information Certificate (other than Excluded Property) and any other Real Property of a Borrower or Guarantor subject to a Mortgage pursuant to Section 9.13.

1.107    “Mortgages” shall mean any mortgage, deed of trust or deed to secure debt executed by a Borrower or Guarantor in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

1.108    “Moody’s” shall mean Moody’s Investors Service, Inc., and its successors and assigns.

1.109    “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

1.110    “Net Cash Proceeds” shall mean the aggregate cash proceeds received by Parent or any of its Subsidiaries in respect of any Asset Disposition, Extraordinary Receipt, or as proceeds of any loans or other financial accommodations provided to it or as proceeds from any Equity Issuance or Indebtedness, in each case net of the reasonable and customary direct costs relating to such Asset Disposition, Extraordinary Receipt, or loans or other financial accommodation or Equity Issuance (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of any Asset Disposition, amounts applied to the repayment of Indebtedness secured by a valid and enforceable lien (other than a lien created under the Financing Agreements) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.

1.111    “Obligations” shall mean any and all Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.112    “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.113	“Other Taxes” shall have the meaning given to such term in Section 6.8 hereof.

1.114    “Parent” shall mean CPG International Inc., a Delaware corporation, and its successors and assigns.

1.115    “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans in conformity with the provisions of Section 15.7 of this Agreement governing participations.

1.116    “Partnership Agreement” shall mean the Agreement of Limited Partnership in International, effective as of May 10, 2005, by and among CPH Holding I LLC, as General Partner and the persons who subscribe thereto as Limited Partners, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.117    “Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

1.118    “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.119	“Permits” shall have the meaning set forth in Section 8.7.

1.120    “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Equity Interests (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions:

(a)       as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment, no Default or Event of Default shall exist or have occurred and be continuing;

(b)       as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such acquisition, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, the sum of (i) the aggregate amount of the Excess Availability of Borrowers and (ii) cash on hand of Borrowers and Guarantors shall be not less than $10,000,000;

(c)       if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is greater than $5,000,000, Agent shall have received, not less than ten (10) Business Days’ prior to the acquisition, the Permitted Transaction Projections with respect to such acquisition showing that the Senior Secured Leverage Ratio for Parent and its Subsidiaries is projected to be equal to or less than 2.50 to 1.0 at all times during such period; provided, that, consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, net of the applicable Acquired Business’ cash (including Cash

Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition;

(d)       Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Parent and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 11.1 both prior, and after giving effect, to such acquisition,

(e)       the Acquired Business shall be a company that engages in a line of business substantially similar to, or ancillary or related to, or used or useful to, the business that Borrowers are engaged in on the date hereof;

(f)        in the case of the acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable law;

(g)       Agent shall have received, not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may request, in each case with such information to include (i) parties to such acquisition, (ii) the proposed date and amount of the acquisition, (iii) a list and description of the assets or shares to be acquired, (iv) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price);

(h)       if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is greater than $5,000,000, Agent shall have received either (i) the audited consolidated financial statements with respect to the Acquired Business for the three (3) fiscal years most recently ended for which financial statements are available, together with an unqualified opinion of independent certified public accountants, and interim unaudited consolidated financial statements with respect to the Acquired Business for each quarterly period ended since the last audited financial statements for which financial statements are available, or (ii) a “quality of earnings” review with respect to the Acquired Business, conducted by a third party reasonably acceptable to Agent, or (iii) such other historical financial statements with respect to the Acquired Business as may be acceptable to Agent; provided, that, (A) if the Acquired Business has not existed for the last three (3) fiscal years, Agent shall have received such satisfactory audited consolidated financial statements for the full fiscal years for which it existed and which are completed and in addition, at the option of the Agent, such satisfactory “quality of earnings” review and (B) consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, net of the applicable Acquired Business’ cash (including Cash Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition;

(i)        if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is equal to or less than $5,000,000,

Agent shall have received either (i) the audited consolidated financial statements with respect to the Acquired Business for the three (3) fiscal years most recently ended for which financial statements are available, together with an unqualified opinion of independent certified public accountants, and interim unaudited consolidated financial statements with respect to the Acquired Business for each quarterly period ended since the last audited financial statements for which financial statements are available, or (ii) if any of such audited financial statements and opinions are not available, such unaudited financial statements or reviewed financial statements with respect to the Acquired Business for such fiscal years as may have been prepared, or (iii) such other historical financial statements with respect to the Acquired Business as may be acceptable to Agent; provided, that, consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, net of the applicable Acquired Business’ cash (including Cash Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition;

(j)        Agent shall have received a certificate of the chief financial officer or chief executive officer of Borrower Agent certifying to Agent and Lenders that such transaction complies with this definition;

(k)       upon Agent’s request, Agent shall have received (i) a reasonably detailed description of all material information relating to such acquisition and copies of all material documentation pertaining to such transaction, and (ii) all such other information and data relating to such transaction or the Acquired Business as may be reasonably requested by Agent; and

(l)        the total cash consideration (without taking into account the proceeds of Subordinated Debt, unsecured Indebtedness or Equity Interests to the extent used to pay a portion or all of the consideration for the Acquired Business) for (i) all such acquisitions made during any twelve month period shall not exceed $50,000,000 in the aggregate and (ii) all such acquisitions made during the term of this Agreement shall not exceed $100,000,000 in the aggregate.

1.121	“Permitted Dispositions” shall mean each of the following:

(a)	sales and leasing of Inventory in the ordinary course of business,

(b)       the sale or other disposition of used, worn-out, obsolete machinery, equipment and interests in real property (other than Mortgaged Property) or machinery, equipment and interests in real property (other than Mortgaged Property) no longer used or useful in the conduct of the business of Parent and its Subsidiaries, provided, that, subject to the Intercreditor Agreement, the Net Cash Proceeds thereof shall be applied in accordance with the provisions of Section 2.2(b);

(c)       the sale or other disposition of property by Parent or any Subsidiary thereof to a Borrower or Guarantor, provided, that, if the transferor of such property is a Borrower or Guarantor (i) the transferee thereof must be (A) a Borrower if the transferor is a Borrower or (B) a Borrower or Guarantor if the transferor is a Guarantor, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 10.4 hereof and (iii) to the extent of any security interests and lien of Agent with respect to such property prior to its sale or other disposition, the security interest and lien of Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale or other disposition and Borrowers and Guarantors shall execute and deliver such agreements, documents and instruments as Agent may request with respect thereto;

(d)       the sale or other disposition of property by any Subsidiary that is not a Borrower or Guarantor to any other Subsidiary that is not a Borrower or Guarantor;

(e)       the sale of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business consistent with the practices of Parent and its Subsidiaries as of the date hereof;

(f)        the grant by Parent and its Subsidiaries after the date hereof of a license of any Intellectual Property owned by Parent and its Subsidiaries, provided, that, the rights of the licensee shall be subject to the rights of Agent, and shall not adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Parent and its Subsidiaries to sell or otherwise dispose of any Inventory or other Collateral or otherwise adversely limit or interfere in any respect with the use of any such trademarks by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Financing Agreements;

(g)       the issuance and sale by Parent and its Subsidiaries of Equity Interests of Parent and its Subsidiaries after the date hereof for cash; provided, that, (i) Parent and its Subsidiaries shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 10.5 hereof, (ii) in the case of any Equity Issuance, subject to the Intercreditor Agreement, the Net Cash Proceeds of such issuance shall be applied to prepay the Loans in accordance with the provisions of Section 2.2(b), except as Agent may otherwise agree in writing, and (iii) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(h)       the issuance of Equity Interests of Parent consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Parent for the benefit of its employees, directors and consultants; provided, that, in no event shall Parent be required to issue, or shall Parent issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Default or Event of Default;

(i)        the issuance of Equity Interests of a Foreign Subsidiary to foreign nationals to the extent required by foreign law and in the ordinary course of business;

(j)	the termination of Hedge Agreements permitted hereunder;

(k)       a transfer of Equipment by a Borrower or Guarantor to a manufacturer or dealer with respect to such Equipment pursuant to a trade-in of such Equipment; provided, that, such Equipment is replaced, substantially concurrently by like-kind equipment having the same or better value and without additional payments by such Borrower or Guarantor in respect thereof;

(l)        the abandonment or other disposition of Intellectual Property that (i) is not material and is no longer used or useful in any material respect in the business of any Borrower, Guarantor or their Subsidiaries, (ii) does not appear on or is not otherwise affixed to or incorporated in any Inventory, (iii) is not necessary in connection with the Records, or (iv) does not have any material value; provided, that, no Default or Event of Default shall exist or have occurred and be continuing as of the date of such abandonment or other disposition and after giving effect thereto;

(m)      the sale of any Equipment or Real Property that is otherwise permitted hereunder as a Permitted Disposition pursuant to a Sale and Leaseback Transaction;

(n)       any sale or other disposition of assets (other than Receivables and Inventory) subject to a security interest or lien permitted hereunder pursuant to the exercise by the holder of such security interest or lien of its remedies with respect to such assets, to the extent that the default that gave rise to the right of such holder to exercise its remedies is not a Default or Event of Default hereunder;

(o)       any transfer of property or assets, or issuance of Equity Interests, that is a Restricted Payment permitted under Section 10.5 or a Permitted Acquisition permitted under Section 10.4 or Permitted Investment permitted under Section 10.4;

(p)       the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of Borrowers and Guarantors;

(q)       sales or other dispositions of assets of Parent and its Subsidiaries not otherwise subject to the provisions set forth in this definition, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:

(i)        such sales or other dispositions shall be in an amount not to exceed $5,000,000 in the aggregate in any fiscal year;

(ii)      in the case of any sale or other disposition where the amount of the consideration payable in connection with such sale or other disposition is in excess of $2,500,000 at any time that the aggregate amount of the consideration payable in connection with all such sales or other dispositions permitted under this clause (q) in any fiscal year are in excess of $2,500,000, then as to all sales or other dispositions in such fiscal year thereafter (and consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, to be paid, issued or delivered in connection with any such sale or other disposition):

(A)      not less than seventy-five (75%) percent of the consideration to be received by Borrowers and Guarantors shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction;

(B)      the consideration paid or payable shall be in an amount not less than the fair market value of the property disposed of;

(C)      such transaction does not involve the sale or other disposition of any Equity Interest in any Subsidiary or of Receivables other than Receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise constituting a Permitted Disposition (but in no event constituting Accounts of a Borrower); and

(D)      as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(iii)      in the case of any sale or other disposition where the amount of the consideration payable in connection with such sale or other disposition is equal to or less than $2,500,000 and so long as the aggregate amount of the consideration payable in connection with all such sales or other dispositions permitted under this clause (q) in any fiscal year is equal to or less than $2,500,000, then as to all sales or other dispositions in such fiscal year (and consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, to be paid, issued or delivered in connection with any such sale or other disposition), as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

; provided further that with respect to any Asset Disposition permitted pursuant to this clause (q), the Net Cash Proceeds therefrom shall be reinvested or applied to prepay the Loans in accordance with the provisions of Section 2.2(b).

1.122	“Permitted Investments” shall mean each of the following:

(a)       Investments consisting of accounts receivables owing to any Borrower or Guarantor if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(b)       the endorsement of instruments for collection or deposit in the ordinary course of business;

(c)	Investments in cash or Cash Equivalents;

(d)       deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(e)       obligations under Hedge Agreements permitted under Section 10.3(e) hereof;

(f)        Investments the sole payment for which is Equity Interests of Parent that are otherwise permitted to be issued under the terms hereof and do not constitute Indebtedness;

(g)       receivables owing to Parent or any of its Subsidiaries if created or acquired in the ordinary course of business consistent with current practices as of the date hereof;

(h)       payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business consistent with current practices as of the date hereof;

(i)        the existing Investments of Parent and its Subsidiaries as of the date hereof in their respective Subsidiaries; provided, that, Parent and its Subsidiaries shall not have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(j)        (i) loans and advances by Parent and its Subsidiaries to directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business for bona fide (including, without limitation, in connection with the purchase of Equity Interests by such directors, officers and employees) business purposes not in excess of $5,000,000 at any time outstanding and (ii) Investments made in connection with split-dollar life insurance program for the benefit of directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business consistent with the current practices of Parent and its Subsidiaries as of the date hereof;

(k)       stock or obligations issued to Parent and its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Parent and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Parent and its Subsidiaries as Agent may request;

(l)        obligations of account debtors to Parent and its Subsidiaries arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Parent and its Subsidiaries; provided, that, promptly upon the receipt of the original of any such promissory note in an amount greater than $250,000 individually or in the aggregate from any single account debtor (or regardless of the amount after an Event of Default exists or has occurred and is continuing, at the request of Agent) by Parent and its Subsidiaries, such promissory note shall be endorsed to the order of Agent or Control Agent, as applicable by Parent and its Subsidiaries and promptly delivered to Agent or Control Agent, as applicable as so endorsed;

(m)      loans, advances and other Investments by a Borrower or Guarantor to or in a Borrower or Guarantor, or by a Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor, after the date hereof; provided, that, as to any such Investments, each of the following conditions is satisfied: (i) to the extent that such Investment gives rise to any Indebtedness, such Indebtedness is permitted hereunder, (ii) to the extent that such Investment gives rise to the issuance of any Equity Interests, such issuance is permitted hereunder and (iii) as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(n)	Investments constituting Restricted Payments permitted by Section 10.5;

(o)       Investments by Parent or any of its Subsidiaries in the form of Equity Interests received as consideration for the sale of assets pursuant to a Permitted Disposition by Parent or such Subsidiary to the extent permitted under Section 10.1(b);

(p)       any indemnity, purchase price adjustment, earnout or similar obligation payable to Parent or any of its Subsidiaries arising pursuant to a Permitted Acquisition in each case permitted under Section 10.4 or a Permitted Disposition in each case to the extent permitted under Section 10.1(b);

(q)       Investments consisting of advance payments for the purchase of inventory, supplies, material or equipment or the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons and in respect of Capital Expenditures made in the ordinary course of business consistent with the current practices of Borrowers as of the date hereof, if any;

(r)	Investments permitted under Section 10.6;

(s)       loans by a Borrower or Guarantor to International the proceeds of which are used to make a substantially contemporaneous payment of amounts permitted to be paid to the former owners of Procell under Section 10.9(b);

(t)        Investments after the date hereof by Parent and its Subsidiaries in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form) not otherwise subject to the provisions above or in Section 10.4; provided, that, as to any such Investment, each of the following conditions is satisfied:

(i)        such Investments shall be in an amount not to exceed $10,000,000 in the aggregate for each fiscal year;

(ii)      in the case of any such Investments that are in excess of $1,750,000 or at any time that the aggregate amount of such Investments in any fiscal year are in excess of $1,750,000, then as to all such Investments in such fiscal year thereafter:

(A)      as of the date of the Investment or any payment in respect thereof and after giving effect to the Investment or such payment, no Default or Event of Default shall exist or have occurred and be continuing;

(B)      as of the date of such Investment and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such Investment (if any), using the most recent calculation of the Borrowing Base prior to the date of any such Investment and payment, on a pro forma basis, the sum of (i) the aggregate amount of the Excess Availability of Borrowers and (ii) cash on hand of Borrowers and Guarantors shall be not less than $10,000,000;

(C)      for any such Investment where the amount of any or all payments in respect thereof exceeds $5,000,000, Agent shall have received, not less than ten (10) Business Days’ prior to the Investment, the Permitted Transaction Projections with respect to such Investment;

(E)      Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Parent and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 11.1 both prior, and after giving effect, to such acquisition,

(F)      the Investment shall be in or to a company that engages in a line of business substantially similar to, or ancillary or related to, or used or useful to, the business that Borrowers are engaged in on the date hereof;

(G)      Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may request, in each case with such information to include (1) parties to such Investment, (2) the proposed date and amount of the Investment, and (3) the total amount of the Investment; and

(H)      Agent shall have received a certificate of the chief financial officer or chief executive officer of Borrower Agent certifying to Agent and Lenders that such transaction complies with this definition; and

(I)        upon Agent’s request, Agent shall have received (1) a reasonably detailed description of all material information relating to such acquisition and copies of all material documentation pertaining to such transaction, and (2) all such other information and data relating to such transaction as may be reasonably requested by Agent;

(iii)      in the case of any such Investments that are equal to or less than $1,750,000 and so long as the aggregate amount of all such Investments in any fiscal year are equal to or less than $1,750,000, then as to all such Investments in such fiscal year, as of the date of any such Investment, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

1.123	“Permitted Liens” shall mean:

(a)       the security interests and liens of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b)       liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c)       non-consensual statutory liens (other than liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent: (i) such liens do not in the aggregate materially detract from the value of the property of Borrowers and Guarantors taken as a whole and do not materially impair the use thereof in the operation of Borrowers and Guarantors taken as a whole, (ii) such liens secure Indebtedness which is not overdue or is fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(d)       zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;

(e)       security interests in Equipment (excluding the Collateral) and Real Property (excluding the Collateral) arising after the date hereof to secure Indebtedness permitted under Section 10.3(b) hereof, whether such Indebtedness is assumed or incurred by a Borrower, Guarantor or Subsidiary;

(f)        pledges and deposits of cash by any Borrower, Guarantor or Subsidiary after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof;

(g)       pledges and deposits of cash by any Borrower, Guarantor or Subsidiary after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(h)       liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower, Guarantor or Subsidiary located on the premises of such Borrower, Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)        statutory or common law liens or rights of setoff of depository banks with respect to funds of any Borrower, Guarantor or Subsidiary at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by such Borrower, Guarantor or Subsidiary at such banks (but not any other Indebtedness or obligations);

(j)        judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefore and (iii) a stay of enforcement of any such liens is in effect;

(k)       leases or subleases of Real Property granted by any Borrower or Guarantor in the ordinary course of business and consistent with past practice to any Person so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor as presently conducted thereon or otherwise conflict with the term of the Mortgages;

(l)        licenses of Intellectual Property permitted under clause (f) of the definition of Permitted Disposition;

(m)      liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;

(n)       the liens of the ABL Agent for itself and the benefit of the Secured Parties (as defined in the ABL Credit Agreement), securing the ABL Obligations in accordance with the Intercreditor Agreement;

(o)       security interests and liens to secure Acquired Indebtedness permitted hereunder; provided that (i) such security interests and liens otherwise constitute Permitted Liens hereunder, (ii) the security interests and liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Parent or a Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Parent or a Subsidiary, and (iii) such security interests and liens do not extend to or cover any property or assets of Parent or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Parent or a Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Parent or a Subsidiary;

(p)       the security interests and liens set forth on Schedule 8.4 to the Information Certificate which are not otherwise permitted under the other clauses of this definition and any security interests and liens to secure Refinancing Indebtedness of the Indebtedness secured by such security interests and liens to the extent permitted under Section 10.3(m) hereof.

1.124  “Permitted Tax Distributions” shall mean (a) in the event that International, the parent of Parent, is treated as a corporation for applicable Federal, State or local income tax purposes and is a member of a consolidated, combined or similar U.S. Federal, State or local income tax group of which it or another direct or indirect parent of Parent is the common parent, payments, dividends or distributions to International, or another direct or indirect parent of Parent, as the case may be, in order to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income of Parent and its Subsidiaries (to the extent such taxes are not payable directly by Parent or its Subsidiaries); provided, that, the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by Parent and its Subsidiaries, do not exceed the taxes that Parent and its Subsidiaries would have paid as a stand-alone group; or (b) in the event that Parent is treated as a partnership for applicable U.S. Federal, State or local income tax purposes, aggregate payments, dividends or distributions to International, or any other direct parent entity of Parent, as the case may be, in an amount equal to, with respect to any taxable year of Parent, the product of (i) the highest combined U.S. Federal, State (or provincial) and local statutory tax rate (after taking into account the deductibility of State (or provincial) and local income tax for U.S. Federal income tax purposes) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of Parent, or any other direct parent entity of Parent, as the case may be, multiplied by (ii) the taxable income of Parent (to the extent such taxes are not payable directly by Parent or its Subsidiaries).

1.125  “Permitted Transaction Projections” shall mean, as to any proposed acquisition, Investment, disposition or other transaction, current, updated projections (including in each case, forecasted balance sheets and statements of income and loss, and statements of cash flow) for Parent and its Subsidiaries on such basis (whether monthly, quarterly, annually or otherwise) for such period as Agent may require after the acquisition, Investment or other transaction, giving effect thereto, all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and using such methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 hereof.

1.126  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.127  “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

1.128    “Pledge Agreement” shall mean the pledge agreement dated as of the Closing Date executed by Borrowers and Guarantors in favor of Agent, for the benefit of the Secured Parties, and the Control Agent, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

1.129    “Priority Collateral” shall mean “Term Loan Priority Collateral” as defined in the Intercreditor Agreement, and shall include, upon payment in full of the ABL Obligations and the termination of the ABL Credit Agreement, all ABL Priority Collateral.

1.130  “Procell Unit Purchase Agreement” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (1) the Unit Purchase Agreement, dated as of December 13, 2006, by and among CPG I and Christopher Bardasian, Kevin Sloan and Larry Sloan, (2) that certain “side letter”, dated January 29, 2008, by and among CPG I, International, Christopher Bardasian, Kevin Sloan and Larry Sloan.

1.131  “Pro Forma Basis” shall mean, in connection with any calculation of Consolidated EBITDA and Indebtedness, after giving effect on a pro forma basis for the period of such calculation to: (a) the incurrence or repayment of any Indebtedness of Borrowers and Guarantors (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to the ABL Credit Agreement, occurring during the Last Twelve Month Period or at any time subsequent to the last day of the Last Twelve Month Period and on or prior to the date of such incurrence or repayment, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Last Twelve Month Period; and (b) any asset sales or asset acquisitions (including, without limitation, any Permitted Acquisition giving rise to the need to make such calculation as a result of Borrowers and Guarantors (including any Person who becomes a Borrower or Guarantor as a result of such Permitted Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Permitted Acquisition or asset sale during the Last Twelve Month Period) occurring during the Last Twelve Month Period or at any time subsequent to the last day of the Last Twelve Month Period and on or prior to the date of such asset sale or Permitted Acquisition, as if such asset sale or Permitted Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Last Twelve Month Period, including giving effect to any Pro Forma Cost Savings; provided, that, such pro forma effect pursuant to this clause (b) shall be determined using the relevant financial statements of the business acquired or to be acquired if available and, in any event, shall be satisfactory to Agent.

1.132  “Pro Forma Compliance Certificate” shall mean, with respect to any event or transaction, or proposed event or transaction, a certificate of the chief financial officer, vice president of finance, treasurer or controller of Borrower Agent or Parent containing reasonably detailed calculations of the financial covenant set forth in Section 11 as of the most recent fiscal month end for which Agent has received financial statements pursuant to Section 9.6 based on the Last Twelve Month Period and certifying that the other conditions hereunder to the applicable event or transaction are satisfied, after giving effect to the applicable event or transaction on a Pro Forma Basis.

1.133    “Pro Forma Cost Savings” shall mean with respect to any period, the reductions in costs that (a) occurred during the Last Twelve Month Period that are directly attributable to a stock or an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (b) are implemented, committed to be implemented, the commencement of implementation of which has begun or reasonably expected to be implemented in good faith by the business that was the subject of any such a stock or asset acquisition within six (6) months of the date of the stock or asset acquisition and that are supportable and quantifiable, as if, in the case of each of clauses (a) and (b), all such reductions in costs had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during the Last Twelve Month Period in order to achieve such reduction in costs.

1.134    “Pro Rata Share” shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which shall be the unpaid amount of such Lender’s Loans and the denominator of which shall be the aggregate amount of all unpaid Loans.

1.135    “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.136    “Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Equity Interests.

1.137    “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.138    “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or

Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.139    “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.140    “Refinancing Indebtedness” shall have the meaning set forth in Section 10.3(m) hereof.

1.141	“Register” shall have the meaning set forth in Section 6.4 hereof.

1.142    “Required Lenders” shall mean, at any time, those Lenders to whom more than fifty (50%) percent of the then outstanding Loans are owing.

1.143    “Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing, (b) the payment by Parent or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of Parent or such Subsidiary and (c) prepayment of or redemption of principal in respect of Indebtedness evidenced by the Senior Fixed Rate Notes and the Senior Floating Rate Note.

1.144    “Sale and Leaseback Transaction” shall mean, with respect to a Borrower or Guarantor, or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Borrower or Guarantor or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired (other than transient ownership of equipment to be subject to any operating lease), and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

1.145    “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

1.146    “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

1.147    “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.

1.148    “Scheduled Indebtedness Payments” shall mean all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money, Indebtedness for the deferred purchase price of any property or services, including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with a Permitted Acquisition or Permitted Disposition, and Indebtedness with respect to Capital Leases (including the interest component with respect to Indebtedness under Capital Leases)

1.149    “Secured Parties” shall mean, collectively, (a) Agent and (b) Lenders; provided, that, such parties are sometimes referred to herein individually as a “Secured Party”.

1.150    “Senior Fixed and Floating Rate Note Indenture” shall mean Indenture, dated as of July 5, 2005, by CPG I, as Issuer and the Senior Fixed and Floating Rate Note Trustee, with respect to the Senior Floating Rate Notes and Senior Fixed Rate Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.151    “Senior Fixed and Floating Rate Note Trustee” shall mean Wells Fargo Bank, N.A., as Trustee and its successors and assigns, and any replacement trustee permitted pursuant to the terms and conditions of the Senior Fixed and Floating Rate Note Indenture.

1.152    “Senior Fixed Rate Notes” shall mean, collectively, the 10 ½% Senior Notes due 2013 in the original aggregate amount of $150,000,000 issued by CPG I pursuant to the Senior Fixed and Floating Rate Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, modified, supplemented, extended, renewed, restated or replaced.

1.153    “Senior Floating Rate Notes” shall mean, collectively, the Senior Floating Rate Notes due 2012 in the original aggregate amount of $128,114,000 issued by CPG I pursuant to the

Senior Fixed and Floating Rate Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, modified, supplemented, extended, renewed, restated or replaced.

1.154    “Senior Note Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, modified, supplemented, extended, renewed, restated or replaced): (a) the Senior Floating Rate Notes, (b) the Senior Fixed Rate Notes, (c) the Senior Fixed and Floating Rate Note Indenture, and (d) any agreements, documents or instruments related to any of the foregoing.

1.155    “Senior Secured Leverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending in the last day of any fiscal quarter, the ratio of (a) secured Indebtedness on the last day of such period (other than Indebtedness expressly subordinated to the Loans and Indebtedness under clauses (d), (e), (f), (h) (but only with respect to the Guaranty Obligations of Indebtedness excluded from this definition of Senior Secured Leverage Ratio), (k) (except to the extent of drafts that have been drawn but are unreimbursed) and (l) of the definition thereof) to (b) Consolidated EBITDA for such twelve month period, in each case calculated on a Pro Forma Basis.

1.156    “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.157	“Special Agent Advances” shall have the meaning set forth in Section 14.11 hereof.

1.158    “Sponsor Affiliated Lender” shall mean AEA Middle Market Debt Funding LLC or any of its Affiliates that may from time to time become a Lender hereunder in accordance with the terms of Section 15.7(a); provided, however in no event shall there be more than one Sponsor Affiliated Lender hereunder at any time.

1.159    “Subordinated Debt” shall mean any Indebtedness of a Borrower or Guarantor that is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in cash in full of all of the Obligations and subject to such other terms and conditions as Agent may require with respect thereto and shall include the Cash Earn Out Consideration (if any), the Americhem Earn-Out Amount (if any) and the Tax Payment Consideration (if any), as each such terms is defined in the Procell Unit Purchase Agreement as in effect on the date hereof.

1.160    “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.161	“Term Loan Committed Amount” shall have the meaning set forth in Section 2.1(a).

1.162    “Term Note” or “Term Notes” shall mean the promissory notes of Borrowers provided pursuant to Section 2.1 in favor of any of the Lenders evidencing the Term Loan provided by any such Lender pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced or supplemented from time to time.

1.163    “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.164    “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.165    “Wachovia” shall mean Wachovia Bank, National Association, and its successors and assigns.

1.166    “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

SECTION 2.

CREDIT FACILITIES

2.1	Loans.

(a)    Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Agent on the Closing Date such Lender’s Commitment Percentage of a term loan in US Dollars in the aggregate principal amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. Upon receipt by the Agent of the proceeds of the Term Loan made on the Closing Date, such proceeds will then be made available to Borrowers by the Agent by crediting the account of Borrowers on the books of the office of the Agent, or at such other office as the Agent may designate in writing, with the aggregate of such proceeds made available to the Agent by the Lenders and in like funds as received by the Agent (or by crediting such other account(s) as directed by Borrowers). The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowers may request; provided that on the Closing Date the Term Loan may only consist of Base Rate Loans unless Borrowers deliver a completed notice of borrowing and a funding indemnity letter, each in form and substance satisfactory to the Agent, not less than three (3) Business Days prior to the Closing Date. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b)   Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 12.2.

Principal Amortization Payment Dates	Principal Amortization Payment
March 31, 2008	$62,500
June 30, 2008	$62,500
September 30, 2008	$62,500
December 31, 2008	$62,500
March 31, 2009	$62,500
June 30, 2009	$62,500
September 30, 2009	$62,500
December 31, 2009	$62,500
March 31, 2010	$62,500
June 30, 2010	$62,500
September 30, 2010	$62,500
December 31, 2010	$62,500
Maturity Date	$24,250,000 or the remaining outstanding principal amount of the Term Loan

(c)    Term Notes. The Borrowers’ obligations to pay each Lender’s portion of the Term Loan shall be evidenced, upon such Lender’s request, by a Term Note made payable to such Lender.

2.2	Prepayments.

(a)       Optional Prepayments. The Borrowers shall have the right to repay Loans in whole or in part from time to time; provided, however, that each partial repayment of a Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof. The Borrower Agent shall give three Business Days’ irrevocable notice in the case of Eurodollar Rate Loans and same-day irrevocable notice on any Business Day in the case of Base Rate Loans, to Agent (which shall notify the Lenders thereof as soon as practicable). Payments shall be applied ratably to the remaining principal installments thereof as Borrowers may elect. All repayments under this Section 2.2(a) shall be subject to Section 2.2(c) and Section 3.10, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring interest payment date that would have occurred had such Loan not been prepaid or, at the request of Agent, interest on the principal amount prepaid shall be payable on any date that a repayment is made hereunder through the date of repayment. Within the foregoing parameters, prepayments under this Section shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.

(b)	Mandatory Prepayments.

(i)        Debt Issuances. Promptly, upon receipt by any Borrower or Guarantor or any of their Subsidiaries of proceeds from any Debt Issuance, Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vi) below).

(ii)      Issuances of Equity. Promptly, upon receipt by any Borrower or Guarantor or any of their Subsidiaries of proceeds from any Equity Issuance, Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vi) below).

(iii)      Asset Dispositions. Within three (3) Business Days following the receipt by any Borrower or any Guarantor of Net Cash Proceeds from any Asset Disposition, Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds derived from such Asset Disposition (such prepayment to be applied as set forth in clause (vi) below); provided, however, in connection with any Asset Disposition, so long as no Default or Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied to the extent Borrowers indicate in the compliance certificate required to be delivered pursuant to section 9.6(d)(v) that a Borrower or a Guarantor intends to use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the disposed assets (A) one year of the receipt of such Net Cash Proceeds or (B) in the event a commitment to reinvest such Net Cash Proceeds has been entered into during the one year referred to in clause (A) above, 18 months of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans immediately thereafter; provided further, in the case of the Net Cash Proceeds relating to the disposition of any ABL Priority Collateral, such Net Cash Proceeds shall only be required to prepay the Loans hereunder to the extent such proceeds are not required to prepay the ABL Obligations pursuant to the ABL Credit Agreement (and are so applied).

(iv)      Excess Cash Flow. Within 95 days after the end of the fiscal year ending December 31, 2009, Borrowers shall prepay the Loans in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year minus the principal amount of any optional prepayments of the Loans made from the first day of the subject fiscal year through the date of prepayment pursuant to this clause (vi) (such prepayments to be applied as set forth in clause (vi) below).

(v)       Extraordinary Receipts. Promptly upon receipt by any Borrower or Guarantor or any of their Subsidiaries of proceeds from any Extraordinary Receipt, Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Extraordinary Receipt (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, Net Cash Proceeds from insurance or condemnation proceeds shall not be required to be so applied to the extent Borrowers deliver to the Agent a certificate stating that Borrowers and Guarantors intend to use such Net Cash Proceeds to acquire assets useful to the business of Borrowers and Guarantors within (a) one year of the receipt of such Net Cash Proceeds or (b) in the event a commitment to reinvest such Net Cash Proceeds has been entered into during the 12 month period referred to in clause (a) above, 18 months of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans immediately thereafter (such prepayment to be applied as set forth in clause (vi) below); and provided further, that Net Cash Proceeds from insurance or condemnation proceeds relating to ABL Priority Collateral shall only be required to prepay the Loans to the extent the proceeds thereof are not required to be applied to reduce the ABL Obligations pursuant to the ABL Credit Agreement (and are so applied).

(vi)      Application of Mandatory Prepayments. All amounts required to be paid pursuant to this clause (b) shall be applied to the outstanding Loans (to reduce scheduled installments under Section 2.1(b) on a pro rata basis) and to the holders thereof on a pro rata basis. All prepayments under this Section shall be subject to Section 3.10 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)       Voluntary Prepayments Prior to the First Anniversary of the Closing Date. Notwithstanding the foregoing, any voluntary prepayment of any portion of the outstanding Loans made on or prior to the first anniversary of the Closing Date shall be subject to a premium equal to the principal amount of such prepayment multiplied by 1%.

2.3	Joint and Several Liability of Borrowers.

(a)       Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Financing Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans or other extensions of credit on its books and records. The Obligations of Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of Borrowers hereunder, with respect to Loans made to the other of Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b)       If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c)       Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Financing Agreements, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Financing Agreements. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrowers. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.3, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.3, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.3 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.3 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or a Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

(d)       The provisions of this Section 2.3 are made for the benefit of the Lenders and their successors and assigns, and subject to Section 14.3 hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.3 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.3 will forthwith be reinstated and in effect as though such payment had not been made.

(e)       Notwithstanding any provision to the contrary contained herein or in any of the other Financing Agreements, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable Federal or State law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal or State and including, without limitation, the Bankruptcy Code of the United States).

(f)        With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, each of Borrowers waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Financing Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against (i) with respect to Obligations of Borrowers, either or both of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

SECTION 3.

INTEREST AND FEES

3.1	Interest.

(a)       Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)       Each Borrower (or Borrower Agent on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Borrower Agent on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans (and if it does not specify such Interest Period shall be deemed to be a one (1) month period). Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Borrower Agent on behalf of such Borrower), which may be telephonic (and followed by a confirmation in writing if requested by Agent) such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no Borrower or Borrower Agent shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Borrower Agent on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower Agent from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than three (3) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)       Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and Borrowers are entitled to such Eurodollar Rate Loan under the terms hereof.

(d)       Interest shall be payable by Borrowers to Agent, for the account of Lenders, (i) in connection with Base Rate Loans, in arrears on the last Business Day of each fiscal quarter, (ii) as to any Eurodollar Rate Loan having an Interest Period of three months or less, on the last day of such Interest Period, and (iii) as to any Eurodollar Rate Loan having an Interest Period longer than three (3) months, (A) each three (3) month anniversary following the first day of such Interest Period and (B) the last day of such Interest Period, and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective.

3.2      Fees. Borrowers shall pay (a) to Agent and Arranger (i) all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) in connection with the preparation, execution and delivery of the Financing Agreements; and (ii) the other fees set forth in the Engagement Letter and (b) to Agent the annual administrative fee described in the Engagement Letter. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3      Inability to Determine Applicable Interest Rate. If Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on all partier hereto) that on any date by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice to Borrower Agent and each Lender of such determination. Upon such date no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Borrower Agent and Lenders that the circumstances giving rise to such notice no longer exist and any request for Loans or the conversion or continuation of any Eurodollar Rate Loans received by Agent shall be deemed to be a request, or a continuation or conversion, for or into Base Rate Loans.

3.4      Illegality. Notwithstanding anything to the contrary contained herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or (b) a Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Borrower Agent and may (i) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for a Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above and (ii) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.

3.5      Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate); (b) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes or Other Taxes covered by Section 6.8 and the imposition of, or any change in the rate of, any taxes payable by such Lender described in Sections 6.8(a)(i) and (ii)); or (c) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.6      Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.7      Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.5 or 3.6 and delivered to Borrower Agent shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

3.8      Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to Sections 3.5 or 3.6 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender becomes aware of the event giving rise to such Lender’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.9	Mitigation; Replacement of Lenders.

(a)       If any Lender requests compensation under Sections 3.4, 3.5 or Section 3.6, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.8, then such Lender shall, if requested by Borrower Agent, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or Agent determines, if, in the judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject Agent or such Lender to any unreimbursed cost or expense and Agent or such Lender would not suffer any economic, legal or regulatory disadvantage. Nothing in this Section 3.9 shall affect or postpone any of the obligations of Borrowers or the rights of Agent or such Lender pursuant to this Section 3.9. Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by Agent or any Lender in connection with any such designation or assignment.

(b)       If any Lender requests compensation under Sections 3.4, 3.5 or 3.6, if Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 6.8, then within sixty (60) days thereafter, Borrower Agent may, at its sole expense and effort, upon notice to such Lender and Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse, all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations, provided, that, (i) Borrower Agent has received the prior written consent of Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Borrower Agent (in the case of accrued interest, fees and other amounts, including amounts under Section 3.10), (iii) such assignment will result in a reduction in such compensation and payments, and (iv) such assignment does not conflict with applicable laws or regulations. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply.

3.10    Funding Losses. Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to or continuation of, any Eurodollar Rate Loan does not occur on a date specific therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by Borrower Agent). This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

3.11    Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Financing Agreements and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any Interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to Agent or any Lender hereunder or under any of the other Financing Agreements, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Financing Agreements shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.11 shall be deemed to be incorporated into each of the other Financing Agreements (whether or not any provision of this Section is referred to therein).

3.12    No Requirement of Match Funding. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to acquire US Dollar deposits in the London interbank market or any other offshore US Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Eurodollar Rate. All of the provisions of this Section 3 shall be deemed to apply as if Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Eurodollar Rate by acquiring such US Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.

SECTION 4.

CONDITIONS PRECEDENT

4.1      Conditions Precedent to Effectiveness of Agreement to Make the Loans. The agreement of Lenders to make the Loans shall become effective upon the satisfaction, or waiver, immediately prior to or concurrently therewith each of the following conditions precedent:

(a)       Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requesting a promissory note, a Term Loan Note, (iii) counterparts of the Intercreditor Agreement, Pledge Agreement, Guarantee, IP Security Agreement and each Mortgage, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Borrowers, Guarantors or other Persons, as applicable and (iv) counterparts of any other Financing Agreements, executed by the duly authorized officers of the parties thereto;

(b)       the Agent shall have received evidence that all boards of directors (including without limitation, the board of directors of the Acquired Company), governmental, shareholder and material third party consents and approvals necessary in connection with the Term Loan, the ABL Credit Agreement and the Acquisition have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing;

(c)	the Agent shall have received the following:

(i)        original certified articles of incorporation or other charter documents, as applicable, of each Borrower and Guarantor certified (A) by an officer of such Borrower or Guarantor as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable;

(ii)      copies of resolutions of the board of directors or comparable managing body of each Borrower and Guarantor approving and adopting the Financing Agreements, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Borrower or Guarantor as of the Closing Date to be true and correct and in force and effect as of such date;

(iii)      a copy of the bylaws or comparable operating agreement of each Borrower and Guarantor certified by an officer of such Borrower or Guarantor as of the Closing Date to be true and correct and in force and effect as of such date;

(iv)      original certificates of good standing, existence or its equivalent with respect to each Borrower and Guarantor certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and

(v)       an incumbency certificate of each Borrower and Guarantor certified by an officer to be true and correct as of the Closing Date;

(d)       the pro forma capital, ownership and management structure and shareholding arrangement of the Parent, the Borrowers and their respective Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Agent.

(e)       There shall not have been any material modification, amendment, supplement or waiver to the Acquisition Documents without the prior written consent of the Agent, and the Acquisition shall have been consummated in accordance with the terms of the Acquisition Documents (without waiver of any conditions precedent to the obligations of any party thereto material to the interests of the Lenders). The Agent shall have received copies of all consents or payoff letters required to be delivered in connection with the ABL Credit Agreement. The Agent shall have received a copy, certified by an officer of the Parent as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto;

(f)        since September 30, 2007, no change, development, effect, circumstance or occurrence shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)       there shall be no (i) bankruptcy or insolvency proceedings pending with respect to the Parent, the Borrowers, the Acquired Company or any of their respective Subsidiaries or (ii) pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Financing Agreements, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect the Parent, the Borrowers, the Acquired Company or any of their respective Subsidiaries, or any transaction contemplated by the Financing Agreements, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date;

(h)       all of the existing Indebtedness for borrowed money of the Parent, the Borrowers, the Acquired Company or any of their respective Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 10.3) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date;

(i)        Agent shall have received, in form and substance reasonably satisfactory to the Agent, (i) copies of satisfactory audited consolidated financial statements for the Parent and its Subsidiaries and the Acquired Company and its Subsidiaries for fiscal years ended 2004, 2005, 2006 and 2007 (if available) and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (ii) copies of satisfactory unaudited consolidated financial statements for the Parent and its Subsidiaries and the Acquired Company for fiscal year ended 2007, (iii) pro forma consolidated statements of income and loss and statements of cash flow for the Parent and its Subsidiaries and the Acquired Company for the month ended immediately prior to the Closing Date, and (iv) annual projections for the fiscal years ending 2008 through 2012, prepared by management of balance sheets, income statements and cashflow statements of the Parent and its Subsidiaries and the Acquired Company.

(j)        The Agent (or Control Agent in the case of clauses (D) and (G) below) shall have received, in form and substance satisfactory to the Agent:

(A)      searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Borrower and Guarantor and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and tax lien, judgment and pending litigation searches;

(B)      searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Agent’s security interest in the Intellectual Property;

(C)      completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral (including any fixture filings requested by the Agent);

(D)      stock or membership certificates, if any, evidencing the Equity Interests pledged to the Agent pursuant to the Pledge Agreement and duly executed in blank undated stock or transfer powers;

(E)      duly executed consents as are necessary, in the Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(F)      in the case of any personal property Collateral located at premises leased by a Borrower and Guarantor such Collateral Access Agreements from the landlords of such real property to the extent the applicable Borrower or Guarantor is able to secure such letters, consents and waivers after using commercially reasonable efforts;

(G)      all instruments and chattel paper in the possession of any of the Borrowers and Guarantors, together with allonges or assignments as may be necessary or appropriate to perfect the Agent’s and the Lenders’ security interest in the Collateral;

(H)      Deposit Account Control Agreements satisfactory to the Agent with respect to each deposit account, except payroll accounts and to the extent otherwise determined by the Agent; and

(I)        such documentation as may be required by the Administrative Agent to comply with the Federal Assignment of Claims Act; and each Borrower and Guarantor shall take such actions as may be required by the Administrative Agent to file such documentation with the appropriate Governmental Authorities.

(k)       The Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent and the Lenders:

(A)      fully executed and notarized Mortgages encumbering the Mortgaged Property as to properties owned by the Borrowers and Guarantors;

(B)	a title report in respect of each of the Mortgaged Properties;

(C)      with respect to each Mortgaged Property, a mortgage policy assuring the Agent that the Mortgage with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which mortgage policy shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent;

(D)      evidence as to (A) whether any Mortgaged Property is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Borrower or Guarantor’s written acknowledgment of receipt of written notification from the Agent (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Borrowers and Guarantors and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Agent and naming the Agent as loss payee on behalf of the Lenders;

(E)      maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

(F)      satisfactory third-party environmental reviews of all owned Mortgaged Properties, including but not limited to Phase I environmental assessments, together with reliance letters in favor of the Lenders;

(G)      to the extent requested by the Agent, opinions of counsel to the Borrowers and Guarantors for each jurisdiction in which the Mortgaged Properties are located;

(H)      to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located;

(I)        an appraisal of each owned Mortgaged Property, in form and substance satisfactory to the Agent; and

(J)       legal descriptions for each leased Mortgaged Property to the extent requested by Agent.

(l)        (i) Borrowers shall have at least $40,000,000 of availability under the Borrowing Base and (ii) there shall be not less than $25,000,000 of Excess Availability. Agent shall have received a copy, certified by the chief financial officer of the Parent as true and complete, of each ABL Financing Agreement as originally executed and delivered, together with all exhibits and schedules thereto and all other ABL Financing Agreements;

(m)      the Agent shall have received a certificate satisfactory thereto, substantially in the form of Exhibit B, for benefit of itself and the Lenders, provided by the Parent that sets forth information required by the Patriot Act including, without limitation, the identity of the Borrowers and Guarantors, the name and address of the Borrowers and Guarantors and other information that will allow the Agent or any Lender, as applicable, to identify the Borrowers and Guarantors in accordance with the Patriot Act;

(n)       the Agent shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in any other Financing Agreement. Subject to the Intercreditor Agreement, Agent shall be named (i) as lender’s loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage, and the Borrowers and Guarantors will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled;

(o)       the Agent shall have received an officer’s certificate prepared by the chief financial officer of the Parent certifying, after giving effect to the Acquisition, the borrowings under the ABL Financing Agreements and the funding of the Term Loan, (i) to the financial condition, solvency and related matters of the Borrowers and the Guarantors and (ii) that the Parent and the Borrowers are in pro forma compliance with the financial covenant set forth in Section 11.1 (as evidenced through detailed calculations of such financial covenant on a schedule to such certificate) as of the last day of the month ending at least twenty (20) days preceding the Closing Date, in substantially the form of Exhibit F hereto;

(p)       the Agent shall have received an opinion or opinions (including, if requested by the Agent, local counsel opinions) of counsel for the Borrowers and Guarantors, dated the Closing Date and addressed to the Agent and the Lenders, in form and substance acceptable to the Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Borrower and Guarantor, opinions as to perfection of the Liens granted to the Agent pursuant to the Financing Agreements and opinions as to the non-contravention of the Borrowers’ and Guarantors’ organizational documents and relevant Material Contracts).

(q)       the Agent shall have received evidence reasonably satisfactory thereto provided by the Parent that the Senior Secured Leverage Ratio is not greater than 1.0 to 1.0 after giving effect to the Acquisition, the initial borrowings hereunder and the other transactions contemplated hereby for the four quarter period ending as of the last day of the fiscal quarter ending prior to the Closing Date;

(r)        the Agent shall have received all fees and expenses owed to Agent, Arranger and Lenders;

(s)       the Agent shall have received evidence reasonably satisfactory thereto that the Term Loan is permitted under the ABL Credit Agreement and the Senior Note Documents;

(t)        the Agent shall have received evidence reasonably satisfactory thereto that the Acquisition is permitted under the ABL Credit Agreement and the Senior Note Documents;

(u)       the Agent shall have received evidence reasonably satisfactory thereto that, as of the Closing Date, no Cash Dominion Event shall exist under the ABL Credit Agreement; and

(v)       all other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent and its counsel.

SECTION 5.

GRANT AND PERFECTION OF SECURITY INTEREST

5.1      Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the other Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of the other Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including:

(a)	all Accounts;

(b)       all general intangibles, including, without limitation, all Intellectual Property;

(c)	all goods, including, without limitation, Inventory and Equipment;

(d)	all Mortgaged Property and fixtures;

(e)       all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)	all instruments, including, without limitation, all promissory notes;

(g)	all documents;

(h)	all deposit accounts;

(i)        all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)        all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)       all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)        all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m)	to the extent not otherwise described above, all Receivables;

(n)	all Records; and

(o)       all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to the Control Agent, for itself and for the benefit of the Lenders and the Agent, a continuing security interest in, a lien upon, and a right of setoff against, and hereby assigns to the Control Agent, for itself and for the benefit of the Lenders and the Agent, all Control Collateral of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located.

5.2      Exclusions from Collateral. Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include Excluded Property.

5.3	Perfection of Security Interests.

(a)       So long as any Obligations are outstanding and this Agreement has not been terminated, each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. So long as any Obligations are outstanding and this Agreement has not been terminated, in no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b)       Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligations in excess of $250,000 in any one case or in the aggregate that constitutes Collateral after the date hereof, Borrowers and

Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent (or Control Agent, as applicable), all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)       In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) that constitute Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent or Control Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)       Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account, unless each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained; provided, that, Borrowers and Guarantors shall not be required to deliver a Deposit Account Control Agreement with a depository bank as to any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e)       No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)        In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities that constitute Collateral, such Borrower or Guarantor shall promptly deliver the original of same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may specify. If any securities that constitute Collateral, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii)      Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary that constitute or do or will at any time have any Collateral in them unless each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary.

(f)        Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof involving an amount in excess of $250,000 in any one case or in the aggregate that constitute Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall promptly, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)       Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims involving a claim in excess of $100,000 that arise in connection with or are related to any other Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may reasonably require in connection with such commercial tort claim.

(h)       Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof having a value in excess of $250,000 in any one case or in the aggregate in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers and Guarantors shall use their commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i)        Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and, with respect to the Priority Collateral, first priority and, with respect to the ABL Priority Collateral, second priority (behind only the liens in favor of the ABL Agent permitted by Section 10.3(j)) of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and(iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.4	Control Collateral Held by Control Agent.

Notwithstanding any provision to the contrary herein, (a) any Collateral that constitutes Control Collateral that is held by Agent hereunder shall be deemed to be held by the Control Agent in accordance with the Intercreditor Agreement and (b) any Collateral that constitutes Control Collateral that is held by Control Agent pursuant to the terms of the Intercreditor Agreement shall be deemed to be held by Agent for purposes of compliance with the terms herein.

5.5	Intercreditor Provisions.

Notwithstanding anything herein to the contrary, the lien and security interest granted to Agent pursuant to this Agreement and the exercise of any right or remedy by Agent hereunder are subject to the provisions of the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

SECTION 6.

COLLECTION AND ADMINISTRATION

6.1      Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2	[Reserved].

6.3      Lenders’ Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of each Borrower to such Lender,

including the amounts of the Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Pro Rata Share of the Loans hereunder or the Obligations in respect of any applicable Loans and in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern.

6.4	Register.

(a)       Agent (or its agent or sub-agent appointed by it) shall maintain a register (the “Register”) for the recordation of the names and addresses of Lenders and principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Borrower Agent or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at a reasonable time and from time to time upon reasonable prior notice. Agent shall record, or cause to be recorded, in the Register the Loans in accordance with the provisions of Section 15.7 and Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance, and any such recording shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Obligations in respect of any Loan. Borrowers, Guarantors, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Borrowers hereby designate and authorize Agent, and Agent agrees, to maintain, or cause to be maintained as agent for Borrowers’ solely for purposes of maintaining the Register as provided in this Section 6.4(a).

(b)       Each Lender that grants a participation shall maintain a register as a non-fiduciary agent of Borrowers on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

6.5	[Reserved].

6.6	[Reserved].

6.7	Payments.

(a)       All Obligations shall be payable to the account designated by the Agent or such other place as Agent may designate in writing to Borrower Agent from time to time.

(b)       Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lenders from any Borrower or Guarantor; third, ratably, to the payment in full of interest due in respect of any Loans (and including any Special Agent Advances); fourth, to the payment in full of principal in respect of Special Agent Advances; fifth, ratably, to the payment in full of principal in respect of the Loans, and sixth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Agent directs. All references to the term “ratably” as used in this Section 6.7(b) shall mean pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority.

(c)       Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding Base Rate Loans.

(d)       At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby agree to indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.7(d) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This preceding two sentences of this Section 6.7(d) shall survive the payment of the Obligations and the termination of this Agreement.

6.8	Taxes.

(a)       Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, duties, taxes, levies, imposts, fees, deductions, charges or withholdings of any kind imposed by any Governmental Authority with respect to such payments, excluding (i) in the case of each Lender and Agent (A) duties, taxes, levies, imposts, fees, deductions, charges, or withholdings of any kind measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Agent (as the case may be) is incorporated or otherwise organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (B) any United States withholding taxes due or payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender or Agent, duties, taxes, levies, imposts, fees, deductions, charges or withholdings of any kind imposed on it as a result of a present or former connection between such Lender or Agent (as the case may be) and the jurisdiction imposing such duties, taxes, levies, imposts, fees, deductions, charges or withholdings but excluding any such connection arising from the activities of such Lender or Agent (as the case may be) pursuant to or in respect of this Agreement or any of the other Financing Agreements including but not limited to, executing delivering or performing its obligations or receiving a payment under or enforcing this Agreement or any of the other Financing Agreements (all such non-excluded duties, taxes, levies, imposts, fees, deductions, charges, or withholdings and all interest, penalties or similar liabilities with respect thereto being hereinafter referred to as “Taxes”).

(b)       Subject to the last sentence of Section 6.8(g), if any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.8), such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.

(c)       In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d)       Subject to the last sentence of Section 6.8(g), each Borrower and Guarantor shall indemnify each Lender and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.8) paid by such Lender or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment delivered to Borrower Agent by a Lender or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f)        Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.8 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g)       Each Foreign Lender shall deliver to Borrower Agent (with a copy to Agent) on or prior to the date hereof, or in the case of a Foreign Lender that is an assignee of an interest under this Agreement pursuant to Sections 15.7(b) or 15.7(f) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of the applicable Assignment and Acceptance, or upon any change in lending office of a Foreign Lender: (i) two (2) duly completed original signed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty with respect to payments to be made under this Agreement and any of the other Financing Agreements, or any successor form, (ii) two (2) duly completed original signed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding tax with respect to payments to be made under this Agreement and any of the other Financing Agreements because the income is effectively connected with a U.S. trade or business or any successor form, or (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” with respect to which any Borrower is a related person within the meaning of Section 864(d)(4) of the Code and (B) two (2) duly completed original signed copies of Internal Revenue Service Form W-8BEN certifying to such Lender’s entitlement to an exemption from withholding tax with respect to payments of interest to be made under this Agreement and any of the other Financing Agreements or any successor form. Each Lender that is not a Foreign Lender and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations) agrees to deliver to Borrower Agent (with a copy to Agent) on or prior to the date hereof, or in the case of a Lender that is an assignee of an interest under this Agreement pursuant to Sections 15.7(b) or 15.7(f) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment) on the date of the applicable Assignment and Acceptance two (2) duly completed original signed copies of Internal Revenue Service Form W-9 certifying to such Lender’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and any of the other Financing Agreements, or successor forms. In addition, each Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any of the other Financing Agreements. Unless Borrower Agent and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers, Guarantors or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

Borrowers and Guarantors shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. withholding tax pursuant Section 6.8(b) or 6.8(d) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of this Section 6.8(g). Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, Borrowers and Guarantors shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h)       Any Lender claiming any additional amounts payable pursuant to this Section 6.8 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous in any material respect to such Lender.

(i)        If the Borrowers or Guarantors pay any additional amount pursuant to this Section 6.8 with respect to any Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided, that, such Lender shall have no obligation to use such reasonable efforts to obtain a credit if it is in an excess foreign tax credit position and shall have no obligation to use such reasonable efforts if it believes in good faith that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrowers or Guarantors, an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrowers or Guarantors, as applicable, so as to leave such Lender in no worse position that in which it would have been in if payment of the relevant additional amount had not been made. Nothing contained in this Section 6.8(j) shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 6.8(j) to the Borrowers, Guarantors or any other party.

6.9	[Reserved].

6.10    Appointment of Borrower Agent as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)       Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent and attorney-in-fact to request and receive Loans pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Borrower Agent or a Borrower or otherwise make such Loans to a Borrower as Borrower Agent may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)       Borrower Agent hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.10. Borrower Agent shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, shall be paid to or for the account of such Borrower.

(c)       Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Borrower Agent as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)       Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Borrower Agent shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e)       No termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent.

6.11    Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by the applicable Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.12	Sharing of Payments, Etc.

(a)       Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Borrower Agent and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)       If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)       Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)       Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.13	[Reserved].

6.14    Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 14.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.

COLLATERAL REPORTING AND COVENANTS

7.1      Collateral Reporting. Borrowers shall provide Agent with a copy of any Collateral or other reports provided to ABL Agent or ABL Lenders pursuant to the ABL Credit Agreement.

7.2	Accounts Covenants.

(a)       Borrowers shall notify Agent promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with any account debtor or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $250,000 in any one case or $500,000 in the aggregate and (ii) all material adverse information of which it has notice relating to the financial condition of any account debtor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of a Borrower’s business in accordance with the current practices of such Borrower as in effect on the date hereof. At any time that an Event of Default exists or has occurred and is continuing and after the Discharge of the ABL Obligations (as defined in the Intercreditor Agreement), Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)       With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except those sent to the Concentration Accounts (as defined in the ABL Credit Agreement) and as otherwise may be instructed by the ABL Agent, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto other than as reported to Agent in accordance with the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)       Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3      Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records in all material respects itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year, but at any time or times as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent at least once each calendar quarter if any such counts are performed within such quarter, or otherwise once each calendar year, with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) Borrowers shall deliver or cause to be delivered to Agent copies of written appraisals as to the Inventory delivered to the ABL Agent and accompanied by a statement that Agent and Lenders are expressly permitted to rely thereon; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Inventory (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party); (g) as of the date hereof, Borrowers and Guarantors do not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory but shall give Agent prior written notice if such practice changes together with such information with respect to the new policy as may reasonably be requested by Agent; (h) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (i) Borrowers and Guarantors shall not acquire or accept any Inventory on consignment or approval unless such Inventory has been specifically identified in a report with respect thereto provided by Borrower Agent to Agent pursuant to Section 7.1(a) hereof when required to be included in such report or Agent has otherwise received prior written notice thereof in form and substance reasonably satisfactory to Agent.

7.4      Equipment and Real Property. (a) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (c) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; provided, that, certain motor vehicles used primarily by employees for business purposes may from time to time be incidentally used for personal, family or household use, as permitted by the internal policies of the applicable Borrower or Guarantor if any; (d) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired, replaced or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property, other than any Mortgaged Property (but not including for this purpose any plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures); and (f) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment and Real Property (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party).

7.5      Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to, at any time an Event of Default exists or has occurred and is continuing and subject to the terms of the Intercreditor Agreement, (a) demand payment on any Collateral, (b) enforce payment of any of the Collateral by legal proceedings or otherwise, (c) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (d) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (e) settle, adjust, compromise, extend or renew any of the Collateral, (f) discharge and release any Collateral, (g) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (h) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral, (i) clear Inventory the purchase of which was financed with a letter of credit through U.S. Bureau of Customs and Border Protection or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (j) do all acts and things which are necessary, in Agent’s reasonable determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6      Right to Cure. Agent may, at its option, upon prior notice to Borrower Agent, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor or may demand immediate payment thereof. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.

7.7      Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Parent, or at any time and without notice to Borrower Agent if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each

Borrower’s and Guarantor’s books and records, including the Records and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the realization of Collateral.

SECTION 8.

REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following:

8.1      Existence, Power and Authority. Each Borrower and Guarantor is a corporation, limited liability company or limited partnership duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, where the failure to so qualify has or would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company or limited partnership powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any indenture, material agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except as permitted hereunder. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

8.2      Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)       The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five (5) years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)       Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)       The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below and other than Collateral in transit to any such locations.

8.3      Financial Statements; No Material Adverse Effect. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections dated January 16, 2008 for the fiscal years ending 2008 through 2012 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors believe to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4      Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute (x) valid and perfected first priority liens in the case of Priority Collateral and (y) valid and perfected second priority liens in the case of ABL Priority Collateral and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 10.2 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except for Permitted Liens and such other exceptions shown on the mortgage policies delivered in accordance with Section 4.1(k)(C) and agreed to by the Agent and those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5      Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it.

All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable by it, except taxes (a) the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books and (b) which could not, individually or in the aggregate, have a Material Adverse Effect. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6      Litigation. (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7	Compliance with Other Agreements and Applicable Laws.

(a)       Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound. Borrowers and Guarantors are in material compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, in each case where the failure to comply has or could reasonably be expected to have a Material Adverse Effect.

(b)       Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of any of the Permits where any of the same would have a Material Adverse Effect.

8.8      Environmental Compliance. Except for matters which, when considered either individually or in the aggregate could not be reasonably expected to have a Material Adverse Effect:

(a)       Borrowers, Guarantors and their Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on any property owned, leased or operated by it or used by it in any manner which at any time violates any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and their Subsidiaries at such properties complies with all Environmental Laws and all Permits.

(b)       No Borrower or Guarantor has received any notice of or otherwise has any information that there has been any investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any investigation pending or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter with regard to any properties or assets owned, leased or operated by it or used by Borrowers, Guarantors or their Subsidiaries or their businesses.

(c)       Borrowers, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials under or from any property owned, leased or operated by it or used by it or otherwise in connection with their businesses.

8.9	Employee Benefits.

(a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification where such loss, when combined with other such occurrences or failures to comply, would not reasonably be expected to have a Material Adverse Effect. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)       Except as set forth in the Information Certificate, there are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. Except as set forth in the Information Certificate, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)       (i) Except as set forth in the Information Certificate, no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10    Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.3 hereof.

8.11    Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. As of the date hereof, Borrowers and Guarantors do not have any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. Except as would not have a Material Adverse Effect, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently where such infringement has or would reasonably be expected to have Material Adverse Effect or adversely affect the ability of any Borrower to sell or otherwise dispose of Inventory having a value in excess of $250,000. No claim or litigation is pending or threatened in writing against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property where such claim or litigation if adversely determined for any Borrower or Guarantor would reasonably be expected to have a Material Adverse Effect or would adversely affect the ability of any Borrower to sell or otherwise dispose of Inventory having a value in excess of $250,000. Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof which is necessary or of material value to such Borrower’s or Guarantor’s business (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No material trademark, servicemark, copyright or other material Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to or incorporated in any Eligible Inventory (as defined in the ABL Credit Agreement), except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed or incorporated is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12	Subsidiaries; Affiliates; Capitalization; Solvency.

(a)       Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership as of the date hereof except as set forth in Schedule 8.12 to the Information Certificate.

(b)       As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.

(c)       The issued and outstanding shares of Equity Interests of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof or otherwise permitted hereunder.

(d)       Each Borrower and Guarantor is Solvent and will continue to be Solvent after giving effect to the Acquisition, the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

(e)       The Inactive Subsidiaries do not have any material liabilities, are not engaged in any business or commercial activities, do not own any assets with a book value of more than $100,000 in the aggregate and are not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any material Indebtedness or other material obligations.

8.13	Labor Disputes.

(a)       Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)       Except as set forth on Schedule 8.13 to the Information Certificate, there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14    Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15    Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16    Payable Practices. Each Borrower and Guarantor has not made any material change in its customary accounts payable practices from those in effect immediately prior to the date hereof.

8.17    OFAC. None of Borrower, any Subsidiary of Borrower or any Affiliate of Borrower: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities, or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.18    Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19    Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

8.20    Compliance with FCPA. Each Borrower and Guarantor is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Borrowers or Guarantors has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower or Guarantor or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

8.21    Anti-Terrorism Laws. No Borrower or Guarantor nor any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No Borrower or Guarantor nor any or their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Borrower or Guarantor (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

8.22	Regulation H. No Mortgaged Property is a Flood Hazard Property.

8.23    Insurance. The insurance coverage of the Borrowers and Guarantors as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount in the insurance certificates delivered to the Agent on the Closing Date pursuant to Section 4.1(n) and such insurance coverage complies with the requirements set forth in Section 9.5. The insurance certificates delivered to the Agent hereunder shall be updated from time to time by the Borrowers to include additional insurance coverage.

8.24    Brokers’ Fees. No Borrower or Guarantor has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Finance Agreements other than the closing and other fees payable pursuant to this Agreement.

8.25    Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrowers solely (a) to finance in whole or in part the Acquisition, (b) refinance certain existing Indebtedness of the Parent and its Subsidiaries, (c) to pay any costs, fees and expenses associated with this Agreement on the Closing Date, (d) to pay any costs, fees and expenses incurred in connection with the Acquisition and (e) for working capital and other general corporate purposes of the Parent and its Subsidiaries.

8.26    Margin Regulations. No part of the proceeds of the Term Loan will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Borrowers and Guarantors (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 8.3 or delivered pursuant to Section 9.6 and the aggregate value of all “margin stock” owned by the Parent and its Subsidiaries taken as a group does not exceed 25% of the value of their assets.

8.27    Investment Company Act; etc. No Borrower or Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower or Guarantor is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Obligations.

8.28    Consummation of Acquisition. The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents. As of the Closing Date, the Acquisition Documents have not been materially altered, amended or otherwise modified or supplemented or any condition thereof waived without the prior written consent of Agent. Each of the representations and warranties made in the Acquisition Documents by each of the parties thereto is true and correct, except for any representation or warranty therein the failure of which to be true and correct, does not have or could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.

AFFIRMATIVE COVENANTS

9.1	Maintenance of Existence.

(a)       Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate or limited liability company or limited partnership existence and rights and franchises with respect thereto and maintain in full force and effect all Permits necessary to carry on the business as presently or proposed to be conducted, other than as (i) permitted in Section 10.1 hereof or (ii) otherwise permitted hereunder or under any of the other Financing Agreements.

(b)       No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days (or at such later time as Agent may agree) prior written notice from Borrower Agent of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Borrower or Guarantor, as applicable, providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)       No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower Agent of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except that a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a limited liability company or limited partnership or other form of legal entity acceptable to Agent, provided, that, each of the following conditions is satisfied: (i) such company, partnership or other legal entity is organized under the laws of a jurisdiction in the United States of America, (ii) Agent shall have received not less than fifteen (15) days’ prior written notice from Borrower Agent of such proposed change, which notice shall accurately set forth a description of the new form, (iii) Agent shall have received the organizational documents of such entity (certified by the appropriate Governmental Authority, where available to be so certified), together with such other agreements, documents, and instruments related thereto as Agent may reasonably request, (iv) such change shall not adversely affect the security interests and liens of Agent in the assets of such Borrower or Guarantor or the ability of Agent to enforce any of its rights or remedies with respect to such Borrower or Guarantor, in the determination of Agent and (v) as of the date of such conversion, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

9.2      New Collateral Locations. Each Borrower and Guarantor may only open any new location so long as (a) such locations are within the United States or its territories or Canada, (b) such location is set forth in the copy of the applicable report provided to the Agent pursuant to Section 7.1(a) to the extent required under such Section or in any event if Collateral having a value of more than $250,000 is or will be kept at such location, Agent has received ten (10) Business Days’ written notice within the time of the opening of any such new location and (c) upon Agent’s request, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, so long as no Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers and Guarantors shall only be required to use their commercially reasonable efforts to obtain a Collateral Access Agreement.

9.3	Compliance with Laws, Regulations, Etc.

(a)       Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b)       Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of a material amount of any Hazardous Material that has or could reasonably be expected to have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice that with respect to any of the following: (A) any material non-compliance with or material violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent upon Agent’s request. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)       Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, with any Environmental Law that has or could reasonably be expected to have a Material Adverse Effect, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)       Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4      Payment of Taxes and Claims. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower,

Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5      Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer (provided, that, Borrowers and Guarantors may maintain self insurance plans to the extent companies of the same or similar businesses and similarly situated do so). Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent or Control Agent as Agent shall reasonably require as proof of such insurance, and, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers if any Borrower or Guarantor fails at any time to do so. All policies shall provide for at least thirty (30) days prior written notice to Agent or Control Agent of any cancellation or reduction of coverage. Agent or Control Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent or Control Agent to be named as a loss payee as its interests may appear and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent or Control Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Payments of insurance proceeds may be subject to the Intercreditor Agreement and the prepayment provisions contained in Section 2.2(b) hereof, if and to the extent applicable. Without limiting any other rights of Agent, Control Agent or Lenders, any insurance proceeds received by Agent or Control Agent or proceeds of condemnation awards payable at any time may, subject to the Intercreditor Agreement, be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine.

9.6	Financial Statements and Other Information.

(a)       Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall during regular business hours and upon reasonable notice from the Agent furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them (other than materials protected by the attorney-client privilege and materials which the Borrower may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time (upon three days advance notice so long as no Default or Event of Default shall have occurred and be continuing). Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent and each Lender, the following:

(i)        as soon as available, but in any event within thirty (30) days after the end of each fiscal month that is not the end of a fiscal quarter of Parent, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (in substantially the same format and with the same scope of information as have been provided to Agent prior to the date hereof), all in reasonable detail (but without footnotes), fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, subject to normal year-end adjustments; and

(ii)      as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, subject to normal year-end adjustments; and

(iii)      within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year.

(b)       Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $250,000 or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $500,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor (including, without limitation, Environmental Laws), (v) any ERISA Event, (vi) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Borrower or Guarantor which could reasonably be expected to have a Material Adverse Effect, (vii) any other development or event which could reasonably be expected to have a Material Adverse Effect and (viii) the occurrence of any Default or Event of Default.

(c)       Borrowers and Guarantors shall furnish to Agent (i) not less than ten (10) Business Days’ prior written notice of (A) the intention of any Subsidiaries of Parent to merge or consolidate as permitted under Section 10.1(a) hereof, together with such other information with respect thereto as Agent may reasonably request, (B) the issuance and sale by Parent or any Subsidiary of Equity Interests as permitted under clause (g) of the definition of Permitted Dispositions, together with such other information with respect thereto as Agent may reasonably request, (C) the intention of any Subsidiary of Parent to wind up, liquidate or dissolve as permitted under Section 10.1(c) hereof, together with such other information with respect thereto as Agent may reasonably request, and (ii) all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be.

(d)       Borrowers and Guarantors shall furnish to Agent and each Lender, in form and detail reasonably satisfactory to Agent:

(i)        concurrently with the delivery of the financial statements referred to in Section 9.6(a)(iii), the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which independent accounting firm shall be selected by Borrower Agent and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, or if any such Default or Event of Default shall exist, stating the nature and status of such event;

(ii)      concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(ii) and 9.6(a)(iii), a compliance certificate substantially in the form of Exhibit D hereto by the chief financial officer, vice president of finance, treasurer or controller of Borrower Agent on behalf of Borrowers and Guarantors, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, the ratio provided for in Section 11 of this Agreement for such month and a written summary of material changes in GAAP and in the consistent application thereof that materially affected the financial covenant calculations for the applicable period;

(iii)      at such time as available, but in any event prior to the end of each fiscal year of Parent, beginning with the fiscal year ending December 31, 2008, projected consolidated financial statements (including in each case substantially in the same format and with the same scope of information as in the projections most recently provided to Agent prior to the date hereof) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projected financial statements shall be prepared on a quarterly basis for the next succeeding year and shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions

(it being understood that actual results may differ from those set forth in such projected financial statements);

(iv)      promptly after the same are available, copies of each annual report, proxy or annual or quarterly financial statement or other report or communication sent to the equity holders of any Borrower or Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which a Borrower or Guarantor may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Agent pursuant hereto;

(v)       concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief financial officer, vice president of finance, treasurer or controller of Borrower Agent on behalf of Borrowers and Guarantors containing information regarding the amount of all Asset Dispositions, Debt Issuances, Equity Issuances, Extraordinary Receipts, Permitted Investments, Restricted Payments, and optional prepayments of Indebtedness that occurred during the period covered by such financial statements and such other information with respect thereto as Agent may request;

(vi)      promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;

(vii)    promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Parent or any Subsidiary thereof;

(viii)    concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief executive officer, chief financial officer, vice president of finance, treasurer or controller of Borrower Agent on behalf of Borrowers and Guarantors attaching the insurance binder or other evidence of insurance for any insurance coverage of Borrowers, Guarantors or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

(e)       As to any information contained in materials furnished pursuant to Section 9.6(d)(iv), Parent shall not be separately required to furnish such information under Section 9.6(a) hereof, but the foregoing shall not be in derogation of the obligation of Parent to furnish the information and materials described in Section 9.6(a) at the times specified therein.

(f)        Documents required to be delivered pursuant to Section 9.6(a)(iii) or Section 9.6(d)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent has access (whether commercial, third-party website or whether sponsored by Agent); provided that: (i) Borrowers shall deliver paper copies of such documents to Agent or any Lender that requests Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) Borrowers shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrowers shall be required to provide paper copies of the compliance certificates required by Section 9.6(d)(ii) to Agent. Except for such compliance certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(g)       Borrowers and Guarantors hereby acknowledge that Agent and/or its Affiliates may make available to Lenders materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrowers, Guarantors or their securities) (each, a “Public Lender”). Borrowers and Guarantors shall be deemed to have authorized Agent and its Affiliates, and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the Securities and Exchange Commission as not containing any material non-public information with respect to Borrowers, Guarantors or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.5). All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor.” Agent and its Affiliates and Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the Securities and Exchange Commission as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

(h)       Borrowers and Guarantors shall furnish or cause to be furnished to Agent such other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 15.5 hereof. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrower Agent to Agent or such Lender in writing.

9.7      Compliance with ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

9.8      End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ fiscal years to end on December 31 of each year, and fiscal quarters to end on the last day of each of March, June, September and December of each year.

9.9	License Agreements.

(a)       With respect to a material License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise necessary for the manufacture, sale or distribution of any Inventory or the collection of Receivables (other than an off-the-shelf product with a shrink wrap license or that is generally available), each Borrower and Guarantor shall (i) give Agent prompt prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement, or any amendment of any such License Agreement that limits the scope of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement in any material respect, either with respect to product, territory, term or otherwise, or that increases in any material respect the amounts to be paid by such Borrower or Guarantor thereunder or in connection therewith, (ii) give Agent prompt written notice of any such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may in good faith request, (iii) give Agent prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by the Borrower or Guarantor that is the licensee or any other party under any such License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such

Borrower or Guarantor to use the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.

(b)       With respect to a material License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise necessary for the manufacture, sale or distribution of any Inventory or the collection of Receivables (other than an off-the-shelf product with a shrink wrap license or that is generally available), at any time an Event of Default shall exist or have occurred and be continuing and subject to the Intercreditor Agreement, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, subject to and in accordance with the terms of such License Agreement. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.10	Additional Guaranties and Collateral Security; Further Assurances.

(a)       In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof (other than a Foreign Subsidiary or Inactive Subsidiary), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, a joinder agreement to the Financing Agreements in order to make such Subsidiary a party to this Agreement as a “Borrower” if it owns plant, property or equipment or otherwise as a “Guarantor”, and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and including, but not limited to, supplements and amendments hereto and to any of the other Financing Agreements, authorization to file UCC financing statements, Collateral Access Agreements (to the extent required under Section 9.2), to the extent such Person owns Real Property, those documents and other deliverables required by Section 9.13, other agreements, documents or instruments contemplated under Section 5.3 and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets of such Subsidiary and the Equity Interests of any Borrower or Guarantor in such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a pledge of and lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary, and otherwise comply with the terms of Section 5.3 hereof with respect thereto, such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(b)       In the case of an acquisition of assets (other than Equity Interests) by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder (except in the case of deposit accounts, within thirty (30) days after the acquisition thereof), (ii) except as Agent may otherwise agree, all Collateral Access Agreements (to the extent required under Section 9.2 hereof) and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, and (iii) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person. Borrowers and Guarantors shall use commercially reasonable efforts to obtain the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition; provided, that, Borrowers and Guarantors shall not be required to use such commercially reasonable efforts if in the good faith, reasonable judgment of Borrowers, such efforts would result in the failure to consummate the acquisition.

(c)       At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

9.11    Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements, the Mortgages and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, together with Agent’s customary charges and fees with respect thereto; (c) actual costs and expenses of preserving and protecting the Collateral; (d) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); and (e) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing and in addition, at any time an

Event of Default exists or has occurred and is continuing, the reasonable fees and disbursements of one counsel (including legal assistants) to Lenders in connection with matters described in clauses (c) or (d) above.

9.12    Collateral Access Agreements. In the case of any personal property Collateral located at premises leased by a Borrower or Guarantor with a value in excess of $250,000, such Borrower or Guarantor will provide the Agent with a Collateral Access Agreement from the landlords on such real property to the extent (a) requested by the Agent and (b) such Borrower or Guarantor is able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Agent).

9.13    After Acquired Real Property. If after the date hereof any Borrower or Guarantor acquires (a) any fixtures (other than Excluded Property) or (b) any Real Property (other than Excluded Property), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, such Borrower or Guarantor shall promptly notify the Agent of such new fixtures or Real Property and, upon Agent’s request, shall (i) deliver to the Agent a UCC fixture financing statement (or the information to complete a UCC fixture financing statement) with respect to such fixtures, together with a legal description of the Real Property where such fixtures are located, (ii) execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and including any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property is located, which mortgage, deed of trust or deed to secure debt shall grant to Agent a first and only lien and mortgage on and security interest in such Real Property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and (iii) such surveys, title reports, title commitments and policies, flood hazard determinations, environmental reports and other agreements, documents and instruments as Agent may require in connection with any such Real Property.

9.14    Delivery of Reports. Borrowers and Guarantors shall deliver to Agent any field audit or examination report, appraisals with respect to the Collateral and financing statements required to be delivered to the ABL Agent pursuant to the ABL Credit Agreement, simultaneously with the delivery of such reports to the ABL Agent.

9.15    Post-Closing Covenant. As soon as practicable but in any event within forty-five (45) days after the Closing Date (or such extended period of time as agreed to by the Agent), the Borrowers and Guarantors shall deliver to the Agent the following, each in form and substance reasonably satisfactory to the Agent:

(a)	a title report in respect of each of the Mortgaged Properties;

(b)       a mortgage policy assuring the Agent that the Mortgage with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens and such other encumbrances shown on Schedule B to such policy that are reasonably acceptable to the Agent, which mortgage policy shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request;

(c)       maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated as of the Closing Date or such other sate within fourty-five (45) days after the Closing Date reasonably satisfactory to each of the Agent and the Title Insurance Company by an independent professional licensed land surveyor issuing the maps or plats (the “Surveyor”), which shall be reasonably satisfactory to each of the Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following, all to the extent visible or plottable pursuant to a recorded document: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(d)       satisfactory third-party environmental reviews of all owned Mortgaged Properties, including but not limited to Phase I environmental assessments, together with reliance letters in favor of the Lenders;

(e)       to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located; and

(f)        in the case of any personal property Collateral located at premises leased by a Borrower or Guarantor, (i) a legal description for each such leased premises and (ii) such Collateral Access Agreements from the landlords of such real property to the extent the applicable Borrower or Guarantor is able to secure such Collateral Access Agreements after using commercially reasonable efforts.

SECTION 10.

NEGATIVE COVENANTS

10.1    Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)       merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any wholly-owned Subsidiary of Parent may merge with and into or consolidate with any other wholly-owned Subsidiary of Parent (including any such Subsidiary that only becomes a Subsidiary after giving effect to such merger or consolidation subject to the conditions set forth herein), provided, that, in each case each of the following conditions is satisfied: (i) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (iii) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith and (iv) in the case of a merger with a Person that is not a wholly-owned Subsidiary immediately prior to such merger, such merger shall not be permitted unless it is also permitted under Section 10.4(b) hereof;

(b)       sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of its assets to any other Person, except for Permitted Dispositions; provided, that, to the extent that any Collateral is sold as permitted by this Section 10.1(b), other than to a Borrower or Guarantor, or to the extent that Agent and Required Lenders may consent to any other sale of any assets, concurrently with, and subject to the satisfaction of the conditions to such sale (including the receipt of the Net Cash Proceeds related thereto), upon the written request of Borrower Agent and effective upon the transfer of the title of the assets sold and the satisfaction of the applicable conditions to such Permitted Disposition, Agent shall, at Borrowers’ expense, cause to be filed a UCC financing statement amendment providing for the release by Agent of the assets so sold from its security interest granted hereunder;

(c)       suspend operations, wind up, liquidate or dissolve except that any Subsidiary of Parent (other than a Borrower) may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor or other Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or other Subsidiary shall be duly and validly transferred and assigned to its shareholders, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent or as are otherwise permitted hereunder (and Agent shall have received such evidence thereof as Agent may reasonably require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets and without limiting the foregoing, in the case of a winding up, liquidation or dissolution of a Borrower the transfer and assignment shall be to an entity that is or becomes a Borrower upon such transfer and assignment and has executed and delivered all such agreements, documents and instruments as Agent may require and as is otherwise provided for herein and Agent shall maintain and have a perfected security interests in and liens upon all such assets and properties as so transferred on the same terms and with the same priority, (iv) Agent shall have received all documents and agreements that any Borrower or

Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, and (vi) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

(d)       agree to do any of the foregoing, except to the extent that such agreement contains a condition requiring the consent of the Required Lenders if the agreement to do any of the foregoing is otherwise prohibited by the terms hereof.

10.2    Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except Permitted Liens.

10.3    Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)	the Obligations;

(b)       Indebtedness (including Capitalized Lease Obligations) arising after the date hereof to the extent secured by security interests in Equipment and mortgages on Real Property (other than Mortgaged Property) acquired after the date hereof in an aggregate outstanding principal amount not to exceed $10,000,000 at any time; provided, that, (i) such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than specific items of Equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable Equipment or Real Property, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(c)       Indebtedness and the Guaranty Obligations of the Parent and its Subsidiaries under the Senior Floating Rate Notes and the Senior Fixed Rate Notes; provided, that, the aggregate outstanding principal amount of such Indebtedness evidenced by the Senior Floating Rate Notes shall not exceed $128,114,000 and the aggregate outstanding principal amount of such Indebtedness evidenced by the Senior Fixed Rate Notes shall not exceed $150,000,000, except to the extent that Parent may incur additional Indebtedness under clause (k) of this Section 10.3 below;

(d)       Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor or any other Subsidiary of Parent arising after the date hereof pursuant to

Permitted Investments consisting of loans and advances to such Borrower, Guarantor or other Subsidiary; provided, that, as to any such Indebtedness at any time owing by a Borrower to a Guarantor or any other Subsidiary of Parent (other than a Borrower), (i) the Indebtedness arising pursuant to such Investment shall be Subordinated Debt, (ii) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower (or such Guarantor, in the case of Indebtedness owing by a Guarantor to a Subsidiary of Parent that is not a Borrower or Guarantor) to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, (iii) such Borrower (or such Guarantor, in the case of Indebtedness owing by a Guarantor to a Subsidiary of Parent that is not a Borrower or Guarantor) shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness except subject to the terms of subordination applicable thereto, (iv) in the case of any Indebtedness owing to a Borrower or Guarantor, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent (or the Control Agent, if applicable) upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (v) except as Agent may otherwise hereafter agree, as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(e)       Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the ABL Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof;

(f)        Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(g)       Guaranty Obligations in respect of Indebtedness of a Borrower or Guarantor to the extent that such Indebtedness is otherwise permitted pursuant to this Section 10.3;

(h)       Indebtedness of Parent or any of its Subsidiaries in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the date hereof; provided, that, upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto;

(i)        Indebtedness arising after the date hereof from agreements of Parent or a Subsidiary to provide for customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Permitted Disposition other than guarantees of Indebtedness of any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition or disposition;

(j)        Indebtedness arising after the date hereof pursuant to the ABL Credit Agreement; provided, that, (i) the aggregate principal amount of such Indebtedness shall not exceed $100,000,000, (ii) such Indebtedness shall be secured to the extent permitted under clause (n) of the definition of Permitted Liens, and (iii) Agent shall have received the Intercreditor Agreement, duly authorized, executed and delivered by the ABL Agent, the Control Agent, the Borrowers and Guarantors, and true, correct and complete copies of the ABL Financing Agreements and all other agreements, documents or instruments evidencing or otherwise related to such Indebtedness, in each case in form and substance reasonably satisfactory to Agent;

(k)       unsecured Indebtedness of Borrowers and Guarantors arising after the date hereof to any third person (but not to any other Borrower or Guarantor or other Affiliate of Parent), including Acquired Indebtedness, not otherwise permitted in this Section 10.3; provided, that, each of the following conditions is satisfied:

(i)        such Indebtedness shall not exceed in the aggregate the greater of (x) $50,000,000 and (y) such amount of Indebtedness, which will not result, after giving effect to the incurrence thereof and the receipt and application of the proceeds thereof, in the Fixed Charge Coverage Ratio being less than 2.0 to 1.0 on a Pro Forma Basis, in each case, at any time outstanding; provided that any amount in excess of $40,000,000 not used to directly finance a Permitted Acquisition shall be deemed to constitute a Debt Issuance and be subject to the mandatory prepayment set forth in Section 2.2(b),

(ii)      in the case of any such Indebtedness in excess of $2,500,000 or at any time after the aggregate amount of such Indebtedness incurred in any fiscal year exceeds $2,500,000 thereafter as to any such Indebtedness incurred in such fiscal year, Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto,

(iii)      such Indebtedness shall be on commercially reasonable terms and conditions,

(iv)      in the case of any such Indebtedness in excess of $2,500,000 or at any time after the aggregate amount of such Indebtedness incurred in any fiscal year exceeds $2,500,000 thereafter as to any such Indebtedness incurred in such fiscal year, Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 11.1 both prior, and after giving effect, to such transaction,

(v)       for any such Indebtedness in excess of $5,000,000, Agent shall have received, not less than ten (10) Business Days’ prior to incurring such Indebtedness, the Permitted Transaction Projections showing that the Parent and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 11.1 both prior, and after giving effect, to such Indebtedness;

(vi)      Agent shall have received true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to such Indebtedness,

(vii)    as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(viii)    such Indebtedness shall have a maturity date no sooner than six (6) months after the Maturity Date and shall not be otherwise redeemable at the option of the holder prior to such date;

(l)        the Indebtedness set forth in the Information Certificate which is not otherwise permitted by the other clauses of this Section 10.3; and

(m)      Indebtedness of any Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Sections 10.3(b), (c), (j) and (l) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, taken as a whole, so that in view of all of the terms and conditions of the Refinancing Indebtedness, such terms and conditions are more favorable to such Borrower or Guarantor, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), (viii) the Refinancing Indebtedness shall be secured by substantially the same assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (ix) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for.

For purposes of determining any particular amount of Indebtedness hereunder, Guaranty Obligations in respect of the same Indebtedness otherwise included in the determination of such particular amount shall not be included. In the event that specific Indebtedness meets the criteria of more than one of the categories of Indebtedness described above or is otherwise permitted to be incurred hereunder, the Borrower Agent shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Indebtedness permitted hereby need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions hereof permitting such Indebtedness. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests, the classification of preferred stock as Indebtedness under GAAP and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness for purposes hereof. For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred. The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

10.4    Investments. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except:

(a)	Permitted Investments;

(b)	Permitted Acquisitions;

(c)       the Investments consisting of loans and advances set forth on Schedule 10.4 to the Information Certificate which are not otherwise permitted by the other clauses of this Section 10.4.

10.5    Restricted Payments. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)       each Borrower and Guarantor, and each Subsidiary, may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests);

(b)       any Subsidiary of Parent may pay dividends or other distributions to a Borrower or Guarantor, provided, that, as to any such dividends or distributions by a Borrower, as of the date of such dividends or other distributions, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, except as Agent may otherwise hereafter agree;

(c)       any Subsidiary of Parent may pay or make dividends or other distributions to CPG I or Parent the proceeds of which are used to make substantially contemporaneous payments to the AEA Group to the extent such payments are permitted pursuant to Section 10.5(d) below;

(d)       Borrowers and Guarantors may pay (i) up to $1,500,000 each year to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the date hereof), (ii) any transactional fees payable to the AEA Group pursuant to such Management Agreement and (iii) reasonable expenses payable to the AEA Group pursuant to such Management Agreement; provided, that, as of the date of any payment of such amounts under clauses (i) through (iii) and after giving effect thereto, (A) using the most recent calculation of the Borrowing Base prior to the date of any such Investment and payment, on a pro forma basis, the sum of (x) the aggregate amount of the Excess Availability of Borrowers and (y) cash on hand of Borrowers and Guarantors shall be not less than $10,000,000 and (B) no Default or Event of Default shall exist or have occurred and be continuing;

(e)       any Subsidiary of Parent may pay or make distributions to CPG I or Parent or any direct or indirect parent entity of Parent that are used to make substantially contemporaneous payments of any of the following (i) accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees required to maintain the corporate existence of CPG I or Parent or such direct or indirect parent entity and to pay other operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any such parent entity, in each case as to any of the foregoing only to the extent related to, and required for, the existence or operation of Parent or any of its Subsidiaries, and as are reasonably and in good faith allocable to the operation of Parent and its Subsidiaries (ii) reasonable directors fees and to reimburse reasonable out-of-pocket expenses of the board of directors of Parent and any direct or indirect parent entity of Parent, in each case in an amount not more than the portion of such fees and expenses as are reasonably and in good faith allocable to the operation of Parent and its Subsidiaries and (iii) fees and expenses, as incurred, of an offering of securities or indebtedness of Parent or CPG I that is not consummated, or of a registered public offering or of an acquisition which is not consummated; provided, that, as of the date of any payment of such amounts under clauses (i) through (iii) to or for the benefit of any direct or indirect parent of Parent, and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such Investment and payment, on a pro forma basis, the sum of (x) the aggregate amount of the Excess Availability of Borrowers and (y) cash on hand of Borrowers and Guarantors shall be not less than $10,000,000 and as of the date of any payment of such amounts and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(f)        any Subsidiary of Parent may pay or make distributions to Parent or any direct or indirect parent entity of Parent that are used to make substantially contemporaneous payments of any Permitted Tax Distributions;

(g)       any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments to, and Parent may make payments to, repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent pursuant to any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of Parent exceed the sum of: (i) $5,000,000 plus amount equal to the amount by which any such repurchases, redemptions or other payments not made pursuant to this clause (h) in the immediately preceding fiscal year of Parent are less than $5,000,000; plus (ii) in the case of any such officer, director, employee or former officer, director or employee, an amount equal to the Net Cash Proceeds received by CPG I (whether directly or from Parent) of any resales or new issuances of Equity Interests of Parent, and options in respect of Equity Interests of Parent, to such any such officer, director, employee or former officer, director or employee at any time after the initial issuances thereof to such officer, director, employee or former officer, director or employee, together with the aggregate amount of deferred compensation due and owing by Parent or any of its Subsidiaries to such officer, director, employee or former officer, director or employee that is cancelled, waived or exchanged at any time after the initial issuances of any such Equity Interests and options for the grant to such officer, director, employee or former officer, director or employee of the right to receive or acquire other Equity Interests of Parent or CPG I, plus (iii) in the case of any such officer, director, employee or former officer, director or employee, an amount equal to the Net Cash Proceeds received by CPG I (whether directly or from Parent), of key man life insurance policies on the life of such officer, director, employee or former officer, director or employee that have been received by Parent or any of its Subsidiaries;

(h)       Borrowers and Guarantors may make payments to redeem the Equity Interests of Parent owned by Christopher Bardasian, Kevin Sloan and Larry Sloan as of the date hereof as required, and in accordance with, the terms of the Procell Unit Purchase Agreement (as in effect on the date hereof), provided, that, as to any such payment and after giving effect thereto, each of the following conditions is satisfied: (i) the aggregate amount of all such payments shall not exceed $5,400,000 and all such payments shall be made prior to July 1, 2008, except as Agent may otherwise hereafter agree, (ii) using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, the sum of (A) the aggregate amount of the Excess Availability of Borrowers and (B) cash on hand of Borrowers and Guarantors shall be not less than $10,000,000 and (iii) as of the date of making any payment in respect of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(i)        Borrowers and Guarantors may make other Restricted Payments not otherwise expressly provided for in this Section 10.5 in the case of any such Restricted Payments provided, that, each of the following conditions is satisfied:

(i)        the aggregate amount of such Restricted Payments shall not exceed $10,000,000 in any fiscal year,

(ii)      in the case of any such Restricted Payment in excess of $1,750,000 or at any time after the aggregate amount of such Restricted Payments made in any fiscal year exceeds $1,750,000, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Borrower or Guarantor to make such Restricted Payment, which notice shall set forth in reasonable detail satisfactory to Agent the amount of any such payments, the nature and purpose of such Restricted Payment, the date such payments are to be made and such other information as Agent may request with respect thereto, (B) Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 11.1 both prior, and after giving effect, to such Restricted Payment, (C) as of the date of any such payment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, the sum of (x) the aggregate amount of the Excess Availability of Borrowers and (y) cash on hand of Borrowers and Guarantors shall be not less than $10,000,000 and (D) as of the date of making any payment in respect of any such redemption, retirement or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(iii)    in the case of any such Restricted Payments that are equal to or less than $1,750,000 and so long as the aggregate amount of such Restricted Payments made in any fiscal year is equal to or less than $1,750,000, then as to all such Restricted Payments in such fiscal year thereafter, (A) as of the date of any such Restricted Payment and after giving effect thereto, using the most recent calculation

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of the Borrowing Base prior to the date of any such sale or other disposition, on a pro forma basis, there shall be Excess Availability, and (B) as of the date of any such Restricted Payment, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(j)        Parent may pay any dividend or redeem any of its Equity Interests within sixty (60) days after the date of the declaration of such dividend or the mailing of such irrevocable redemption notice if the dividend or redemption payment, as the case may be, would have otherwise been permitted under the terms of this Section 10.5 on the date of such declaration or the date of the mailing of such notice; and

(k)       Parent may repurchase its Equity Interests to the extent such repurchase is deemed to occur upon (i) the non-cash exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options and (ii) the withholding of a portion of such Equity Interests to pay taxes associated therewith, and the purchase of fractional shares of Equity Interests of Parent or any Subsidiary arising out of stock dividends, splits or combinations or business combinations.

10.6    Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of such Borrower or Guarantor, except pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following:

(a)       any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Borrower or Guarantor;

(b)       transactions exclusively between or among Parent and any of its Subsidiaries or exclusively between or among such Subsidiaries (including any Person that becomes a Subsidiary as a result of such transaction), provided that such transactions are not otherwise prohibited by this Agreement;

(c)       to the extent permitted under Section 10.5(d) hereof, up to $1,500,000 each year to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the date hereof), (B) any transactional fees payable to the AEA Group pursuant to such Management Agreement and (C) reasonable expenses payable to the AEA Group pursuant to such Management Agreement;

(d)	Restricted Payments permitted under Section 10.5 hereof; and

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(e)       loans and investments permitted under clauses (g) and (j) of the definition of Permitted Investments;

(f)        the issuance of Qualified Equity Interests to Affiliates to the extent such issuance is permitted under clause (g) of the definition of Permitted Dispositions;

(g)       any merger or consolidation of Parent or its Subsidiaries with Affiliates of Parent or such Subsidiaries (i) to the extent permitted under Section 10.1(a), solely for the purpose of reorganizing to facilitate an initial public offering of securities of Parent or any direct or indirect parent entity of Parent or (ii) to the extent permitted under Section 9.1, solely to reincorporate the Parent or such Subsidiary in a new jurisdiction;

(h)       transactions pursuant to or contemplated by the Partnership Agreement as in effect on the date hereof.

10.7    Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

10.8    Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; except for encumbrances and restrictions arising under (i) applicable law, rule, regulation or order, including of any regulatory body, (ii) this Agreement, the other Financing Agreements, the ABL Credit Agreement and the Senior Note Documents or an agreement governing any other Indebtedness permitted hereby provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Parent and its Subsidiaries in any material respect, taken as a whole, than the provisions contained in this Agreement as in effect on the date hereof, (iii) customary provisions restricting subletting or assignment of (x) any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor or (y) any contracts and licenses (including, without limitation, those relating to intellectual property), in each case entered into in the ordinary course of business, (iv) customary restrictions on real property interests found in easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by, or Equity Interests of, a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) restrictions on the transfer of assets subject to any Lien permitted hereunder imposed by the holder of such Lien, (vii) restrictions imposed by any agreement to sell assets or Equity Interests permitted hereunder to any Person pending the closing of such sale, (viii) purchase money Indebtedness or Capitalized Lease Obligations that impose restrictions on the property purchased or leased, (ix) provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements, sale-leaseback

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agreements, stock sale agreements and other similar agreements that restrict the transfer of ownership interests in such entity, (x) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xi) encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be incurred hereunder, (xii) encumbrances on the assets or capital stock of Foreign Subsidiaries pursuant to Indebtedness of Foreign Subsidiaries permitted to be incurred hereunder that are not expected to make the Borrowers unable to make principal or interest payments hereunder, as determined in good faith by the Borrower Agent, and (xiii) agreements existing on the date hereof and amendments, restatements, modifications, renewals, supplements, refundings, replacements, refinancings, extensions or continuations of contracts, instruments or contractual obligations in existence on the date hereof or those referred to above; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Parent and Subsidiaries than those encumbrances and restrictions under or pursuant to the contracts, instruments or contractual obligations so extended or continued.

10.9    Certain Payments of Indebtedness, Etc. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, make or agree to make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of its Indebtedness other than the Indebtedness under the Financing Agreements and Indebtedness under the ABL Credit Agreement (but in such case subject to the Intercreditor Agreement) including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose, except that:

(a)       Parent may make (i) regularly scheduled payments of principal and interest in respect of Indebtedness evidenced by the Senior Fixed Rate Notes and the Senior Floating Rate Notes and (ii) to the extent permitted by Section 10.5, prepayments of, or redemptions of, principal in respect thereof;

(b)       Borrowers and Guarantors may make payments in respect of the Indebtedness owing to Christopher Bardasian, Kevin Sloan and Larry Sloan constituting the earn-out consideration payable to them under the Procell Unit Purchase Agreement to the extent due and payable in accordance with the terms of such agreement as in effect on the date hereof not to exceed $6,900,000 in the aggregate; provided, that, as to any such payments and after giving effect thereto, each of the following conditions shall be satisfied: (i) all such payments shall be made prior to July 1, 2008, except as Agent may otherwise hereafter agree, (ii) using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, the sum of (x) the aggregate amount of the Excess Availability of Borrowers and (y) cash on hand of Borrowers and Guarantors shall be not less than $10,000,000 and (iii) no Default or Event of Default shall exist or have occurred and be continuing;

(c)       Borrowers and Guarantors may make payments in respect of Indebtedness owing by them in exchange for substantially contemporaneous issuance of Qualified Equity Interests of Parent permitted hereunder or with Net Cash Proceeds from the substantially contemporaneous sale of Qualified Equity Interests of Parent;

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(d)       Borrowers and Guarantors may make payments in respect of Indebtedness permitted under Sections 10.3(b), (c), (j) and (l) in each case with proceeds of Refinancing Indebtedness as permitted under Section 10.3(m); and

(e)       as to payments in respect of any other Indebtedness permitted under Section 10.3 hereof not subject to the provisions above in this Section 10.9, Borrower and Guarantors may make payments of regularly scheduled principal and interest or other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Subordinated Debt, subject to the terms of subordination set forth therein or applicable thereto).

10.10    Modifications of Indebtedness, Organizational Documents and Certain Other Agreements. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to:

(a)       amend, modify or otherwise change its certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents, as applicable, including, without limitation, entering into any new agreement with respect to any of its Equity Interests, except for amendments, modifications or other changes that do not affect the rights and privileges of any Borrower or Guarantor, or its Subsidiaries and do not affect the ability of a Borrower, Guarantor or such Subsidiary to amend, modify, renew or supplement the terms of this Agreement or any of the other Financing Agreements, or otherwise affect the interests of Agent or Lenders and so long as at the time of any such amendment, modification or change, no Default or Event of Default shall exist or have occurred and be continuing;

(b)       amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Senior Note Documents, the ABL Credit Agreement (except to the extent permitted under the Intercreditor Agreement) or any agreements, documents or instruments in respect of any Subordinated Debt or any agreements related to the Indebtedness permitted under Sections 10.3(k), (l), and (m) hereof, except, that, Borrowers and Guarantors, and any Subsidiary, may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrowers, Guarantors or such Subsidiary.

10.11	Inactive Subsidiaries; Parent Holding Company.

(a)       Except as otherwise provided in Section 10.11(b) below, Borrowers and Guarantors will not permit any Inactive Subsidiary to (i) engage in any business or conduct any operations, (ii) own assets with a book value of more than $100,000 in the aggregate and (iii) incur any obligations or liabilities in respect of any Indebtedness or otherwise.

(b)       In the event that a Borrower or Guarantor intends to have any then Inactive Subsidiary commence any business or operations or own assets with a book value of more than $100,000 in the aggregate or incur any obligations or liabilities in respect of any Indebtedness or otherwise, (i) Borrowers and Guarantors shall give Agent not less than ten (10) Business Days’ prior written notice thereof with reasonable detail and specificity and

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such other information with respect thereto as Agent may request and (ii) at any time thereafter, promptly upon the request of Agent, Borrowers and Guarantors shall cause such Inactive Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, a joinder agreement to the Financing Agreements in order to, among other things, make such Subsidiary a party to this Agreement as a “Guarantor” and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and without limitation, supplements and amendments hereto and to any of the other Financing Agreements, authorization to file UCC financing statements, Collateral Access Agreements (to the extent required under Section 9.2 hereof), other agreements, documents or instruments contemplated under Section 5.3 hereof and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets of such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person; provided, that such Inactive Subsidiary is not a Foreign Subsidiary and (iii) upon the satisfaction of each of the conditions set forth in this Section 10.11(b), such Inactive Subsidiary shall cease to be deemed an Inactive Subsidiary for purposes of this Agreement.

(c)       Except for any Guaranty Obligations in respect of Indebtedness of CPG I evidenced by the Senior Fixed Rate Notes and the Senior Floating Rate Notes permitted hereunder and as otherwise provided in Sections 10.3(d), 10.3(f), 10.3(g), 10.3(h), 10.3(i), 10.3(j) and 10.3(k), Parent shall not incur any Indebtedness nor grant any security interests, liens or other encumbrances upon any of its properties or assets nor engage in any operations, business or activity other than holding one hundred (100%) percent of the Equity Interests of CPG I and each of any administrative, management or other activities incidental to such holdings, pledging its interests therein to Agent and executing and delivering the Financing Agreements to which it is a party and fulfilling its obligations thereunder.

10.12  Sale and Leasebacks. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, enter into any Sale and Leaseback Transaction, unless the sale of such property is permitted under Section 10.1 hereof and the lease back of the property gives rise to Indebtedness permitted under Section 10.3 hereof.

10.13  Designation of Designated Senior Debt. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, designate any Indebtedness, other than the Obligations and the obligations under the ABL Credit Agreement (if applicable), as “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to any Indebtedness of Borrowers or Guarantors, including Subordinated Debt or Indebtedness of any Borrower or Guarantor evidenced by any of the Senior Note Documents or Senior Floating Rate Note Documents, which contains such designation. Borrowers and Guarantors shall, and shall cause any Subsidiary to, designate the Obligations as “Designated Senior Debt” or any similar term under and as defined in the agreements relating to any Indebtedness (including any Subordinated Debt) of any Borrower or Guarantor which contains such designation.

10.14  Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the use of the proceeds thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as

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amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a Sanctioned Entity or Sanctioned Person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Entity or Sanctioned Person.

SECTION 11.

FINANCIAL COVENANT

11.1    Maximum Senior Secured Leverage Ratio. Commencing on the day immediately following the Closing Date, the Senior Secured Leverage Ratio as of the end of each fiscal quarter of the Parent shall be less than or equal to 2.5 to 1.0.

SECTION 12.

EVENTS OF DEFAULT AND REMEDIES

12.1    Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)       (i) any Borrower fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations within three (3) Business Days after the due date thereof, or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 2.2, 2.3, 3, 5, 7, 9.5, 9.6, 10 and 11, or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 12.1(a)(i) and 12.1(a)(ii) above and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period;

(b)       any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise that are qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect, false or misleading and any other such representation, warranty or statement of fact made by any Borrower or Guarantor to Agent shall when made or deemed made be incorrect, false or misleading in any material respect;

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(c)       any Guarantor revokes or terminates or purports to revoke or terminate any guarantee of such party in favor of Agent or any Lender, except as a result of a transaction permitted under Section 10.1 hereof;

(d)       any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $7,000,000 in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $1,000,000;

(e)       any Borrower or Guarantor makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

(f)        a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor other than the Inactive Subsidiaries or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor other than the Inactive Subsidiaries shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(g)       a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor (other than the Inactive Subsidiaries) or for all or any part of its property;

(h)       any default in respect of any Indebtedness of any Borrower or Guarantor in any case in a principal amount (or, in the case of a revolving credit facility, a commitment amount) in excess of $7,000,000 (including Subordinated Debt or any Indebtedness evidenced by or arising under any of the Senior Note Documents or the ABL Credit Agreement), which default continues for more than the applicable cure period, if any, with respect thereto, including any default by any Borrower or Guarantor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Agent or Lenders the rights, powers and privileges purported to be created thereby,

(i)        any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other

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Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(j)        an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $2,500,000;

(k)       any Borrower or Guarantor shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(l)	any Change of Control; or

(m)      any uninsured damage to or loss, theft or destruction of any assets of the Borrowers or Guarantors or any of their Subsidiaries shall occur that is in excess of $2,500,000.

12.2	Remedies.

(a)       At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 14 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b)       Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, upon notice to Borrower Agent, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 12.1(f) and 12.1(g), all Obligations shall automatically become immediately due and payable) (provided, that, upon the occurrence of any Event of Default described in Sections 12.1(f) and 12.1(g), any obligation of the Agent or a Lender hereunder shall automatically terminate).

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(c)       Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing and only at such time or times, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower Agent designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and, subject to applicable law, Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required.

(d)       At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent

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and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)       To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

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(f)        For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing and only at such time or times) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)       At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)       Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (i) cease making Loans or reduce the lending formulas or amounts of Loans available to Borrowers and/or (ii) in the case of an Event of Default, terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders.

SECTION 13.

JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW

13.1    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)       The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)       Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to

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the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)       Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Borrower Agent on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)       BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)       Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and

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(ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

13.2    Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by applicable law and cannot be waived thereunder. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

13.3	Amendments and Waivers.

(a)       Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 14 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i)        reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan without the consent of each Lender directly affected thereby,

(ii)      increase the Pro Rata Share of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)      release all or substantially all of the Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 14.11(b) hereof), or release of any Borrower or any Guarantor, or agree to the subordination of any of the Obligations, or alter the order of application set forth in Section 6.7(b), in each case without the consent of Agent and all of Lenders,

(iv)      consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(v)       amend, modify or waive any terms of this Section 13.3, without the consent of Agent and all of Lenders;

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(vi)      reduce any percentage specified in the definition of Required Lenders without the consent of Agent and all of Lenders;

(vii)    amend or modify the definition of “Interest Period” without the written consent of Agent and all of Lenders;

(viii)    amend or modify the definition of “Obligations” to delete or exclude any obligation or liability described therein without the consent of Agent and all of Lenders; or

(ix)      amend, modify or waive any provision of the Financing Agreements requiring consent, approval or request of all Lenders without the written consent of Agent and all of Lenders.

(b)       Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)       Notwithstanding anything to the contrary contained in Section 13.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia or Borrower Agent shall have the right, but not the obligation, at any time within one hundred twenty (120) days thereafter, and upon the exercise by Wachovia or Borrower Agent of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Pro Rata Share of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section (or if Wachovia does not exercise such right, Borrower Agent shall provide Agent and the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section), which notice shall specify the date on which such purchase and sale shall occur, which date shall be within thirty (30) days after such notice. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (including amounts payable under Section 3.10 as if the Non-Consenting Lender’s Eurodollar Rate Loans were being prepaid on the purchase date, but in no event

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shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Pro Rata Share of the Non-Consenting Lender shall terminate on such date.

(d)       The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. Notwithstanding anything to the contrary contained in Section 13.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the Term Loan hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e)	[Reserved.]

(f)        Notwithstanding anything to the contrary herein, (i) except as set forth in clause (h) below, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (ii) Agent and the Required Lenders shall determine whether or not to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(g)       Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers and Agent with the express consent of the Required Lenders if at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(h)       Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, the Sponsor Affiliated Lender shall not be permitted to exercise its right to vote (x) as a Lender hereunder or under any of the other Financing Agreements for any purpose whatsoever other than in connection with any amendment, waiver or other modification specified in Sections 13.3(a)(i) – (ix) or in Section 13.3(i) or (y) under section 1126(e) of Title 11 of the United States Code (as now and hereafter in effect, or any successor statute) or any other bankruptcy law in the event that any proceeding thereunder shall be instituted by or against any Borrower or Guarantor; provided, however, that to the extent the Sponsor Affiliated Lender is not entitled to vote on a specific issue, the voting rights associated with such issue shall be allocated pro rata to the Lenders (other than the

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Sponsor Affiliated Lenders) that hold the remaining portion of the principal amount of the Loans.

(i)        Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, any amendment, waiver, consent, modification or other action affecting the rights, benefits or obligations of the Sponsor Affiliated Lender (and not the rights, benefits or obligations of all other Lenders holding a portion of the outstanding principal amount of the Loans in the same manner) shall require the consent of the Sponsor Affiliated Lender.

13.4    Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13.5    Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 13.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

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SECTION 14.

THE AGENT

14.1    Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

14.2    Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy or other electronic means) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

14.3	Events of Default.

(a)       Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 14.7) take such action with respect to

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any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans for the ratable account and risk of Lenders from time to time if Agent believes making such Loans is in the best interests of Lenders.

(b)       Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor or otherwise under any of the Financing Agreements.

14.4    Wachovia in Its Individual Capacity. With respect to the Loans made by it, so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.5    Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

14.6	Non-Reliance on Agent and Other Lenders.

(a)       Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has

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made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

14.7    Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 14.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

14.8	[Reserved].

14.9	Concerning the Collateral and the Related Financing Agreements.

(a)       Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

(b)       Without limiting the generality of the foregoing, each Secured Party authorizes Agent to enter into the Intercreditor Agreement on behalf of such Secured Party and agrees that it will be bound by the terms of the Intercreditor Agreement as if it were a direct signatory thereto, whether or not such Secured Party executes the Intercreditor Agreement.

14.10	[Reserved].

14.11	Collateral Matters.

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(a)       Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or (with respect to clauses (i) and (ii)) desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time shall not exceed the aggregate amount equal to $3,000,000 or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand. Each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b)       Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of this Agreement and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 15.1 below, or (ii) constituting property being sold or disposed of if Borrower Agent or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 10.1 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) subject to Section 13.3, if the release is approved, authorized or ratified in writing by the Required Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly

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confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)       Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)       Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

14.12  Agency for Perfection. Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or Collateral Agent or in accordance with Agent’s instructions.

14.13	Agent May File Proofs of Claim.

(a)       In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or Guarantor, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or

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otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent allowed in such judicial proceeding; and

(ii)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(b)       Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14  Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.15  Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Financing Agreements, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Moore & Van Allen PLLC has only represented and shall only represent Wachovia in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that such firm does not represent it in connection with any such matters.

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14.16  Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent”. “Control Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Borrower Agent of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent, Control Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent, Control Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

14.17	Intercreditor Agreement.

Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 15.7) hereby (i) acknowledges that Wachovia is acting under the Intercreditor Agreement in multiple capacities as Agent, ABL Agent and Control Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wachovia any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 15.7) hereby authorizes and directs Wachovia to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Wachovia, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. In addition, each Lender and Agent acknowledge and agree that (a) the rights and remedies of Agent and the Lenders hereunder and under the other Financing Agreements are subject to the Intercreditor Agreement and (b) in the event of a conflict the provisions of the Intercreditor Agreement shall control.

SECTION 15.

TERM OF AGREEMENT; MISCELLANEOUS

15.1	Term.

(a)       This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent

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Obligations, including checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement). Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower Agent for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 2:00 p.m.

(b)       No termination of this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, other than the contingent Obligations for which Agent has received cash collateral, or at its option, a letter of credit, in accordance with Section 15.1(a) above. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds, other than the contingent Obligations for which Agent has received cash collateral, or at its option, a letter of credit, in accordance with Section 15.1(a) above.

15.2	Interpretative Provisions.

(a)       All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)       All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)       All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)       The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)       The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

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(f)        An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 13.3 or is cured. Reference herein to a Default or Event of Default that “exists” shall only include a Default or Event of Default, as the case may be, that has not been cured or waived in accordance with the terms hereof, so that such Default or Event of Default, as the case may be, shall cease to exist and shall not be deemed to be continuing if it has been so cured or waived.

(g)       All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty-in-fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. All references to the term “reasonably” or “reasonable” as applied to any conduct or determination by Agent shall be based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances.

(h)       Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Parent delivered to the Lenders; provided, that, in the event of any change in GAAP after the date hereof that affects the covenants in Section 11 hereof, Borrower Agent may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Borrower Agent require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Parent, Agent and the Required Lenders. Parent shall deliver to Agent and upon Agent’s request, to each Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 9.6 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application. Notwithstanding the above, all calculations of the financial covenant in Section 11 shall be made on a Pro Forma Basis.

(i)        Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

(j)        Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect

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thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)       The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)        This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)      This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

15.3	Notices.

(a)       All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 15.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	CPG International Inc. 801 Corey Street Scranton, Pennsylvania 18505 Attention: Scott Harrison Telephone No.: (570) 558-8000 Telecopy No. (570) 558-8201
with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Emil Buchman, Esq. Telephone No.: (212) 859-8298 Telecopy No. (212) 859-4000

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If to Agent:	Wachovia Bank, National Association 1525 W. WT Harris Blvd NC0608/CP8 Charlotte, North Carolina 28262 Attention: Syndication Agency Services Telephone No.: (704) 590-2703 Telecopy No.: (704) 590-2708
with a copy to:	Wachovia Bank, National Association 301 South College Street, NC5562 Charlotte, North Carolina 28288 Attention: Portfolio Management Telecopier: (704) 383-[____] Telephone: (704) 383-[____]

(b)       Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Section 2 hereof if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor. In no event shall Agent or any of its officers, directors, agents, employees, advisors and counsel and their respective Affiliates have any liability to Borrowers, Guarantors, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person; provided, that, in no event shall Agent or any of its officers, directors, agents, employees, advisors and counsel and their respective Affiliates have any liability to Borrowers, Guarantors, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

15.4    Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

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15.5	Confidentiality.

(a)       Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and representatives and to any pledgee referred to in Section 15.7 hereof and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or otherwise in accordance with its compliance with applicable regulations, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any of the other Financing Agreements or any action or proceeding relating to this Agreement or any of the other Financing Agreements or applicable law or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, (vii) with the consent of Borrower Agent, or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower Agent.

(b)       For purposes of this Section, “Information” means all information received from a Borrower or Guarantor or any Subsidiary relating to Borrowers, Guarantors or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower or Guarantor or any Subsidiary, provided that, in the case of information received from a Borrower, Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)       Agent and each Lender acknowledges that (i) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable laws and regulations, including Federal and state securities laws. The obligations of Agent and Lenders under this Section 15.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.

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(d)       Agent may share with its respective Affiliates any information relating to the Term Loan and Parent and its Subsidiaries. Agent may disclose information relating to the Term Loan to Gold Sheets and other publications with such information to consist of deal terms and other information customarily found in such publications. In addition, Agent may otherwise use the corporate names and logos of Borrowers and Guarantors and such information in “tombstones” or other advertisements, public statements or other marketing materials, and in connection with obtaining a published CUSIP from the Standard & Poor’s CUSIP Service Bureau.

15.6    Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Borrowers, Guarantors and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 15.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

15.7	Assignments; Participations.

(a)       Each Lender may assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed, provided, that, the consent of Agent shall not be required in connection with an assignment to another Lender, to any Affiliate of a Lender, or to any Approved Fund, (ii) so long as no Event of Default has occurred and is continuing, such transfer or assignment will not be effective without the prior written consent of Borrower Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, the consent of Borrower Agent shall not be required in connection with an assignment to another Lender, to any Affiliate of a Lender, or to any Approved Fund or prior to the completion of the primary syndication as determined by Agent, (iii) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, (iv) such transfer or assignment will not be effective until recorded by Agent on the Register, and (v) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500. Notwithstanding the foregoing, without the consent of the Agent, no assignment of any Loans to the Sponsor Affiliated Lender (other than the initial assignment of $7,500,000 in principal amount of the Loans to AEA Middle Market Debt Funding LLC following the Closing Date) or to an Affiliate of a Sponsor Affiliated Lender (other than an assignment by

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the Sponsor Affiliated Lender to one of its Affiliates of the entire remaining amount of the Sponsor Affiliated Lender’s Loans) shall be permitted.

(b)       Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(c)       By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(d)       Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of the Loans owing to it, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the

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Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation, (iv) each Lender shall retain the sole right to vote, approve or consent, or to not approve or not consent, to or in connection with any amendment, waiver or other modifications of any of the terms and provisions hereof or of any of the other Financing Agreements or to otherwise act or refrain from acting hereunder or thereunder within its exclusive discretion and without any vote, approval or consent of any Participant, other than for the forgiveness of principal, interest or fees, reductions in the interest rate or fees payable with respect to any Loan in which such Participant has an interest, the extension of the Maturity Date for a Loan in which such Participant has an interest, or any date fixed for any regularly scheduled payment of principal, interest or fees in such Loan, or the release of a Borrower or Guarantor or all or substantially all of the Collateral and in the case of any Participant that may be an Affiliate of a Borrower or Guarantor, (A) no such Participant shall have any of the rights to vote, approve or consent to any amendment, waiver or modification hereof or of any of the other Financing Agreements or the right to vote, approve or consent to any vote, approval of consent or other action or refraining from action of the Lender in whose Loans such Participant has an interest, and (B) such Participant shall not, and shall not have the right to, attend any meeting (whether conducted by telephone or in person) with any Agent or Lender or receive any information from Agent or any Lender in connection with the Term Loan.

(e)       Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank or other Federal banking authority or institution in support of borrowings made by such Lenders from such Federal Reserve Bank or other such banking authority or institution; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(f)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Agent and Borrower Agent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Agent as are required hereunder. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower or Guarantor under this Agreement or otherwise, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Pro Rata Share of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto

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hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower Agent and Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

15.8    Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

15.9    USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans hereunder are subject to satisfactory results of such verification.

15.10  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, Borrowers and Guarantors each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) the Term Loan provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any of the other Financing Agreements) are an arm’s-length commercial transaction between Borrowers and Guarantors and their respective Subsidiaries, on the one hand, and Agent and Arranger, on the other hand, and each of Borrowers and Guarantors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Agreements (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Agent and Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or Guarantor or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither Agent nor Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or Guarantors or any of their respective Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any of the other

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Financing Agreements (irrespective of whether Agent or Arranger has advised or is currently advising any Borrower or Guarantor or any of their respective Affiliates on other matters) and neither Agent nor Arranger has any obligation to any Borrower or Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Agreements; (d) Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and Guarantors and their respective Affiliates, and neither Agent nor Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any of the other Financing Agreements) and each Borrower and Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower and Guarantor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

15.11  Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall in a timely manner also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

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IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS:

CPG INTERNATIONAL I INC.

By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and Chief Financial Officer

SCRANTON PRODUCTS INC.
By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and Chief Financial Officer

AZEK BUILDING PRODUCTS, INC.
By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and Chief Financial Officer

PROCELL DECKING INC.
By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and Chief Financial Officer

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GUARANTORS:

CPG INTERNATIONAL

By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and Chief Financial Officer

SANTANA PRODUCTS INC.
By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and Chief Financial Officer

VYCOM CORP.

By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

CPG SUB I CORP.

By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

SANATEC CORP.

By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

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AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent and as a Lender
By:	/s/ JACOB PETKOVICH
Name:	Jacob Petkovich
Title:	Vice President-Leveraged Finance

STRUCTURED PRINCIPAL STRATEGIES LLC,
as a Lender
By:	/s/ BRIAN GRABENSTEIN
Name:	Brian Grabenstein

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